UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Upland Software, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701
, 2023
Dear Stockholder:
You are cordially invited to attend our 2023 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 401 Congress Avenue, Suite 1850, Austin, Texas 78701 on , 2023, at 11:00 a.m. Central Daylight Time (the “Annual Meeting”).
The formal notice of the 2023 Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card in the enclosed postage-prepaid envelope. For your convenience, you may also vote via the Internet or by telephone. Instructions are located on the accompanying proxy card.
Your shares cannot be voted unless you submit your proxy, vote by telephone, mail or via the Internet, or attend the Annual Meeting.
The Board and management look forward to your participation at the Annual Meeting.

Sincerely,

Kin Gill
Chief Legal Officer and Secretary

Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on , 2023

To the Stockholders of Upland Software, Inc.:
The Annual Meeting of Stockholders for Upland Software, Inc. (“Upland”, “we”, “us”, or the “Company”) will be held at 401 Congress Avenue, Suite 1850, Austin, Texas 78701 on , 2023, at 11:00 a.m. Central Daylight Time (the “Annual Meeting”), to consider the following matters:
1.To elect one Class III director to serve on the board of directors until our 2026 annual meeting of stockholders, or until a successor is duly elected and qualified;
2.To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.To vote on a non-binding advisory basis to approve the compensation of our named executive officers;
4.To amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50 Million to 75 Million;
5.To amend the Company’s Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as allowed by Delaware law;
6.To authorize, for purposes of complying with Nasdaq Listing Rules 5635(b) and (d), the issuance of shares of our common stock underlying shares of convertible preferred stock in an amount equal to or in excess of 20% of our common stock outstanding immediately prior to the issuance of such convertible preferred stock (including upon the operation of  anti-dilution provisions contained in such convertible preferred stock) (the “Issuance Proposal”); and
7.To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on , 2023, as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof (the “Record Date”). A complete list of such stockholders will be available for examination at our offices in Austin, Texas, during normal business hours for a period of ten days prior to the Annual Meeting. This Notice of 2023 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about , 2023.
It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card or submitting your voting instruction via the Internet or telephone. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer and Chair
ii

ATTENDING THE ANNUAL MEETING

You do not need to attend to vote. You may vote by submitting a proxy card in advance or by telephone or the Internet.
If you wish to attend the meeting:
•Doors open at 10:30 a.m. Central Daylight Time.
•The meeting starts at 11:00 a.m. Central Daylight Time.
•All stockholders and proxy holders must register at the reception desk and provide evidence of ownership as of the Record Date, and only such persons will be permitted to enter the room and attend the meeting.
•The meeting will follow the agenda and rules of conduct provided to all stockholders and proxy holders upon entering the meeting.
•Subject to meeting rules, only stockholders of record or their proxy holders will be allowed to address the meeting and only after having been recognized. All questions and comments must be directed to the chair of the meeting.
•The purpose and order of the meeting will be strictly observed, and the chair’s or secretary’s determinations in that regard will be final, including any postponements or adjournments of the meeting.
•Media will not be allowed to attend the meeting. The taking of photographs and the use of audio and video recording devices will not be allowed.

QUESTIONS

For Questions Regarding:	Contact
The Annual Meeting	Upland Software, Inc. - Investor Relations (512) 960-1031
Stock ownership for registered holders	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717 shareholder@broadridge.com (866) 321-8022 (within the U.S. and Canada) or (720) 378-5956 (worldwide)
Stock ownership for beneficial owners	Please contact your broker, bank or other nominee
Voting for registered holders	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717 shareholder@broadridge.com (866) 321-8022 (within the U.S. and Canada) or (720) 378-5956 (worldwide)
Voting for beneficial owners	Please contact your broker, bank or other nominee

iii

Proxy Statement and Information on Voting	1
Proposal One: Election of Directors	5
Directors and Corporate Governance	5
Director Compensation	15
Executive Officers	17
Security Ownership of Certain Beneficial Owners and Management	17
Certain Relationships and Related Party Transactions	19
Executive Compensation	20
Compensation Disclosure and Analysis	20
2022 Summary Compensation Table	29
Grant of Plan-Based Award Table for the Fiscal Year 2022	30
2022 Outstanding Equity at Fiscal Year-end	31
Option Exercises and Restricted Stock or Restricted Stock Unit Vesting During Fiscal Year 2022	32
Executive Employment and Other Arrangements	32
Potential Payments upon Termination or Change-in-Control	33
CEO Pay Ratio	35
Equity Compensation Plan Information	36
Pay Versus Performance	36
Audit Committee Report	41
Proposal Two: Ratification of Selection of Independent Registered Public Accounting Firm	42
Proposal Three: Advisory Vote to Approve the Compensation of our Named Executive Officers	42
Proposal Four: Approval of Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 50 Million to 75 Million	44
Proposal Five: Approval of Amendment to Certificate of Incorporation to Provide for Exculpation of Certain Officers of the Company from Personal Liability under Certain Circumstances as Allowed by Delaware Law	46
Proposal Six: Approval of Issuance Proposal	47
Other Matters	51
Stockholders Sharing the Same Last Name and Address	52
Appendix A: Proposed Amendment to the Company's Amended and Restated Certificate of Incorporation	54
Proxy Card	58

Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701

PROXY STATEMENT INFORMATION ON VOTING

Our Board solicits your proxy for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2023 Annual Meeting of Stockholders.” The Annual Meeting will be held at 401 Congress Avenue, Suite 1850, Austin, TX 78701 on , 2023 at 11:00 a.m. Central Daylight Time. We made this Proxy Statement available to stockholders beginning on , 2023.

Record Date	, 2023
Quorum	A majority of combined shares of our common stock, par value $0.0001 per share (the “Common Stock”) and Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) (on an as-converted basis) outstanding on the Record Date must be present in person or by proxy to constitute a quorum at the Annual Meeting. Abstentions and any broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
Shares Outstanding	There were shares of Common Stock outstanding as of , 2023.
Inspector of Election	A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.
Voting by Proxy	Stockholders of record on the Record Date may submit their proxy on the Internet, by phone, or by mail.
Appointment of Proxy Holders	The Board asks you to appoint Michael D. Hill and Kin Gill as your proxy holders to vote your shares at the Annual Meeting. You may make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.
Voting Instructions; Voting at the Meeting
We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting.
Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Upland’s transfer agent, Broadridge) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial owners whose shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization and who attend the Annual Meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions; Voting by Proxy	All shares represented by valid proxies received prior to the meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Voting Instructions; What Happens if no Voting Instructions are Provided
If, on the Record Date, your shares were held in an account at a brokerage firm or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting.
As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. If you do not provide instructions for voting the shares that you beneficially own, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, which includes all matters on the agenda other than the ratification of the appointment of the independent registered public accounting firm. This is generally referred to as a “broker non-vote.”
We urge you to provide voting instructions to your broker or agent to vote your shares.
A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker or other agent.

Routine and Non-Routine Matters	Proposals One, Three, Four, Five and Six are each considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and, therefore, broker non-votes may exist in connection with Proposals One, Three, Four, Five and Six. Proposal Two, the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and, therefore, no broker non-votes are expected to exist in connection with Proposal Two.
Votes Required; Effect of Broker Non-Votes and Abstentions	Each holder of shares of our Common Stock outstanding on the Record Date is entitled to one vote for each share of Common Stock held as of the Record Date. Except as provided by the Certificate of Designation of Series A Convertible Preferred Stock of the Company (the “Certificate of Designation”) or applicable law, the holders of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock. With respect to Proposal One, the director nominee is elected by a plurality of the voting power of the shares of our Common Stock and shares of our Series A Preferred Stock (on an as-converted basis) present in person or represented by proxy and entitled to vote at the Annual Meeting. Therefore, the one nominee receiving the most “FOR” votes will be elected as director to serve until the third annual meeting of stockholders following their election. For Proposal One, stockholders may not cumulate votes in the election of the director. Abstentions and broker non-votes will have no effect on the outcome of the vote. The ratification of our independent registered public accounting firm in Proposal Two requires the affirmative vote of a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Proposal Two is a routine matter and no broker non-votes are expected to exist in connection with Proposal Two. Proposal Three, the advisory vote to approve executive compensation, requires the approval of a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting. For purposes of Proposal Three, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because Proposal Three is an advisory vote, the result will not be binding on the Company or our Board. The Board, the Compensation Committee and/or another committee of the Board will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers and determining how often the Company should submit to the stockholders an advisory vote to approve the compensation of our named executive officers included in our proxy statement. Proposals Four and Five require the approval of a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting. Proposal Six requires the approval of a majority of the voting power of the shares of our Common Stock present or represented by proxy and voting as a single class at the Annual Meeting. For purposes of Proposals Four, Five and Six, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.
Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results at http://investor.uplandsoftware.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Important
Please promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is comprised of six directors. In accordance with our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), our Board is divided into three classes, the members of each of which serve for staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:
•the Class III director is John T. (Jack) McDonald, and his term will expire at our annual meeting of stockholders to be held in 2023;

•the Class I directors are Stephen E. Courter and Teresa Miles Walsh, and their terms will expire at our annual meeting of stockholders to be held in 2024; and
•the Class II directors are David D. May, Joe Ross and David Chung, and their terms will expire at our annual meeting of stockholders to be held in 2025.
This year’s nominee for election to our Board as Class III director is John T. (Jack) McDonald. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted “FOR” the nominee. Mr. McDonald serves as our Chairman and CEO and is therefore not an independent director.
The nominee has been nominated by our Board upon the recommendation of the Nominating and Governance Committee. Certain biographical information about the nominee is set forth below, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the Nominating and Governance Committee to recommend that the nominee should continue to serve on our Board. There are no family relationships among the nominee and any of our directors or executive officers.
John T. (Jack) McDonald founded the Company and has served as our Chief Executive Officer and Chair of our Board since our founding in July 2010. Prior to founding Upland in 2010, Mr. McDonald was Chief Executive Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from 1999 to 2009, and chairman from 2001 to 2010. Mr. McDonald started his career as an attorney with Skadden, Arps, Slate, Meagher & Flom LLP in New York, focusing on mergers and acquisitions and corporate finance, from 1987 to 1993. Mr. McDonald served as a director and member of the Compensation Committee of BigCommerce Holdings, Inc. (Nasdaq: BIGC), from August 2019 to July 2022. Mr. McDonald served as chairman of the Greater Austin Chamber of Commerce and as a member of the board of directors of a number of privately held companies and non-profit organizations. Mr. McDonald holds a B.A. in Economics from Fordham University and a J.D. from Fordham Law School.
We believe that Mr. McDonald is qualified to serve as a member of our Board because of his experience as our Chief Executive Officer and his background in the technology industry, including previously serving as Chair and Chief Executive Officer of a public technology company.
Vote Required
The nominee receiving the highest number of affirmative votes of the shares of Common Stock and Series A Preferred Stock (on an as-converted basis) voting together as a single class, present in person or represented by proxy and entitled to vote for them will be elected as a Class III director to serve until the third annual meeting following their election or until their successor, if any, is duly elected and qualified, or until their earlier death, resignation, or removal. Unless you otherwise instruct, proxies will be voted for election of the nominee who is listed above as the Class III director nominee. The Company has no reason to believe that the nominee will be unable to serve, but in the event that the nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.
Recommendation of the Board
The Board recommends that stockholders vote “FOR” the election of Mr. McDonald.
DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Highlights

Independence
•The Board currently has 6 members, 5 of whom are independent.
•There are three standing committees with all members being independent directors.
•Directors regularly meet without management present with the Lead Independent Director presiding.

Board Practices
•The Board and its standing committees perform self-evaluations on an annual basis.
•Each standing committee operates under a committee charter.
•The Board oversees risk management practices.
•The Board regularly receives information concerning, and provides input on, succession planning.
•The Board has adopted an insider trading policy, a related person policy, corporate governance guidelines, and a code of business conduct and ethics.

Leadership Structure •The Board leadership structure consists of a Chair, a Lead Independent Director and committee chairs.
Directors
The Nominating and Governance Committee of the Board and the Board believe the skills, qualities, attributes, and experience of its directors provide Upland with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Upland and represent the best interests of our stockholders. In the event the nominee for director is elected, following the Annual Meeting, our Board would consist of the following individuals:

Name	Position with Upland	Age as of the Annual Meeting	Director Since
David Chung	Director	55	2022
Stephen E. Courter	Director	68	2014
David D. May	Lead Independent Director	60	2016
John T. (Jack) McDonald	Director, Chief Executive Officer and Chair	59	2010
Joe Ross	Director	54	2017
Teresa Miles Walsh	Director	59	2020
The following presents biographical information for each of our continuing directors listed above in the table, other than with respect to Mr. McDonald whose information is on page 5. The biographical information includes the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the Nominating and Governance Committee to recommend that the director should serve on the Board.
David Chung has served as a director of the Company since August 2022. David is a Partner and Co-Chief Investment Officer of HGGC, LLC (“HGGC”). David is a member of HGGC’s Management Committee and Fund IV Investment Committee. He is involved in all aspects of investment sourcing, underwriting, execution and portfolio management and realization. He is active in the firm’s take-private, structured minority and toehold investments in public companies, having led the extension of HGGC’s core middle-market private equity strategy to include public company targets. David also serves as Chief Executive Officer and Director of Pathfinder Acquisition Corporation, a publicly traded special purpose acquisition vehicle (Nasdaq: PFDR) backed by affiliates of HGGC and Industry Ventures.
David brings 27 years of experience as a private equity, public equity and hybrid public/private investor. Prior to joining HGGC in December 2016, David was an independent investor through Arrowhead Holdings LLC, an Investment Partner at Blum Capital Partners, a Partner at Standard Pacific Capital, and a Director at KKR, where he began his private equity career in 1995. Previously, he was a strategy consultant at McKinsey & Co. and an investment banker at Hambrecht & Quist. David has served on numerous corporate and non-profit boards, and he currently serves on the Board of Trustees of the Fine Arts Museums of San Francisco.
We believe that Mr. Chung is qualified to serve as a member of our Board as a result of his experience in the private equity industry and experience serving in executive and senior management roles.

Stephen E. Courter has served as a member of our Board since September 2014. Mr. Courter is on the faculty of the McCombs School of Business, University of Texas at Austin, which he joined in August 2007, teaching courses in the Masters in Business Administration program and leading study abroad programs in Thailand, Vietnam, India, and Indonesia. Prior to joining the University of Texas at Austin, Mr. Courter served as Chief Executive Officer and board member of Broadwing Communications from 2006 to 2007. Previously, Mr. Courter served as Chair and Chief Executive Officer of Neon Communications from 2000 to 2006 and Chief Executive Officer of Enertel, a Dutch telecommunications company based in Rotterdam from 1998 to 2000. Mr. Courter currently serves on the board of directors of Cadiz Inc. (Nasdaq: CDZI), a land and water resource development company, which he joined in 2008. Mr. Courter holds a B.S. in Finance from The Pennsylvania State University and an M.B.A. from The George Washington University. Mr. Courter holds the rank of Major in the U.S. Army Reserves.
We believe Mr. Courter is qualified to serve as a member of our Board as a result of his experience in executive-level management positions at technology companies and the knowledge he gained from service on the boards of public and private companies.
Teresa Miles Walsh has served as member of our Board since March 2020. She founded Access Media Advisory Limited in the UK (“AMA”), a corporate advisory boutique focused on media sector clients, in 2003 and Access Media Advisory LLC in the US in 2008. She currently serves as chief executive officer of both. Ms. Walsh is also a limited partner and registered representative of Pickwick Capital Partners, LLC, a FINRA regulated broker dealer. From November 2020 to June 2021, Ms. Walsh was an independent member of the board of directors and Chair of the Audit Committee of Forest Road Acquisition Corp (NYSE: FRX. U). From 1989 to 2002, Ms. Walsh held positions at Merrill Lynch including Vice Chair and Managing Director, European Telecommunications, Media and Technology (2002), Head of the European Media Investment Banking Group (1997-2002) and other investment banking roles in media, utilities and structured finance groups of the investment banking division at Merrill Lynch (1989-1997). Ms. Walsh received her M.B.A. with distinction in 1987 from the Fuqua School of Business at Duke University and has her B.A. in Economics, Magna Cum Laude, also from Duke University from which she graduated in 1985.
We believe Ms. Walsh is qualified to serve as a member of our Board as a result of her experience in the international business sector and with mergers and acquisition, as well as, her executive-level management positions with investment banking entities.
David D. May joined our Board in June 2016 and was named Lead Independent Director in October 2017. He is a vice president of Luther King Capital Management, which he joined in August 2013. From January 2005 to August 2013, he was the co-founder and portfolio manager of Third Coast Capital Management, an Austin-based long-short equity hedge fund formed in 2004. From 1998 to 2003, Mr. May was a co-founder and Managing Partner of Ridgecrest Partners, a New York City-based hedge fund founded in 1998. From 1996 to 1998, Mr. May was a Partner at Ardsley Partners, a Connecticut-based hedge fund, where he served as an analyst and a portfolio manager. Prior to this, he was a Vice President at Luther King Capital Management and served as a portfolio manager for a broad range of investment portfolios and co-founded the LKCM Mutual Funds, serving as President of the Fund Group. Mr. May formerly sat on the Board of Perficient Inc. (Nasdaq: PRFT), an information technology consulting firm, where he served on the Audit Committee and was the Chair of the Compensation Committee. He has previously served on the boards of privately held companies and philanthropic organizations. Mr. May holds a B.A. in Business and an M.B.A. from Texas Christian University. He is a CFA charter holder.
We believe that Mr. May is qualified to serve as a member of our Board as a result of his experience as a director of publicly traded technology companies and his background in the institutional investment industry.
Joe Ross has served as a member of our Board since October 2017. Mr. Ross was President and Co-Founder of CSIDentity Corp., an identity theft protection company that he co-founded in 2006 and that is now owned by Experian. Prior to CSID, Mr. Ross was President/Co-founder of Grande Communications.  Mr. Ross serves on the board of Dell Children’s Medical Center Foundation and is a member of the Young President’s Organization. He also serves on the board of SKU, an accelerator program for market-validated consumer product goods companies, and is a Limited Partner at ATX Seed Ventures. Mr. Ross serves on the board of the Austin Technology Council, an association for Central Texas companies working in and around technology and life sciences.
We believe that Mr. Ross is qualified to serve as a member of our Board as a result of his experience as an executive at technology companies and, in particular, his experience in the cyber security area.
Director Qualifications and Information
Director Qualifications — The Board believes that individuals who serve on the Board should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. The following are qualifications, experience and skills for Board members which are important to our business and its future:
•Leadership Experience — We seek directors who demonstrate extraordinary leadership qualities. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the company. They demonstrate practical management experience, skills for managing change, and deep knowledge of industries, geographies, and risk management strategies relevant to the company. They have experience in identifying and developing the current and future leaders of the company. The relevant leadership experience we seek includes a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the company; or a past or current senior managerial or advisory position with a highly visible nonprofit organization.
•Finance Experience — We believe that all directors should possess an understanding of finance and related reporting processes. We also seek directors who qualify as an “audit committee financial expert” as defined in the SEC’s rules for service on the Audit Committee.
•Business Experience — We seek directors who have relevant experience in businesses and markets that are relevant to our business and/or to the business of our customers. We value experience in our high priority areas, including mergers and acquisitions, corporate finance and public markets, SaaS and cloud based businesses, new or expanding businesses, customer segments or geographies, organic and inorganic growth strategies, and existing and new technologies; deep or unique understanding of the company’s business environments; and experience with, exposure to, or reputation among a broad subset of our customer base.

Director Qualifications Matrix — The Nominating and Governance Committee selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. The committee has developed the following matrix outlining specific qualifications to ensure that the company’s directors bring to the Board a diversity of experience, background and perspective. The matrix allows the committee to identify areas of expertise and experience that may benefit the Board in the future as well as gaps in those areas that may arise as directors retire. The committee uses this information as part of its process for identifying and recommending new directors for the Board.

DIRECTOR QUALIFICATION MATRIX
	Leadership			Financial
Name of Director	Technical Industry	Academic	Active/Recent CEO	Financial Literacy	Audit Committee Qualified Expert
Mr. Chung	X		X	X
Mr. Courter	X	X	X	X	X
Mr. May	X			X
Mr. McDonald	X		X	X
Mr. Ross	X			X
Ms. Walsh	X		X	X

Board Diversity — In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

BOARD DIVERSITY MATRIX (as of , 2023)

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
African-American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
Board Corporate Governance Guidelines
Our Board maintains Corporate Governance Guidelines, which are intended to reflect our core values and provide the foundation for our governance and management systems and our interactions with others. A copy of those guidelines is posted on the investor relations portion of our website at https://investor.uplandsoftware.com/governance/governance-documents/default.aspx.
Structure of the Board of Directors
Our business and affairs are managed under the direction of our Board. As noted above, our Board currently consists of six members and is divided into three classes with staggered three-year terms.

Pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) by and between the Company and Ulysses Aggregator, LP, (the “Purchaser”), the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, have the right to elect, for so long as Ulysses Aggregator, LP and its affiliates (including HGGC, LLC) beneficially own in the aggregate at least 5% of the shares of Common Stock on a fully diluted basis including the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, one member (the “Series A Director”) of the Board. The Series A Director is entitled to serve on each committee of the Board, subject to applicable rules and regulations of the Nasdaq Global Market. As of August 23, 2022, Mr. Chung was appointed as the Series A Director.

We expect that any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Our Certificate of Incorporation and Bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally at an election of directors. Our directors are elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on the election of directors. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.

Director Independence
The Nasdaq Global Market listing standards require that a majority of the members of our Board qualify as “independent” as defined by those standards. In April 2023, our Board, following consultation with our Nominating and Governance Committee, undertook a review of the independence of the directors and nominee for director and considered whether any director or nominee has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that five of our six current directors, Messrs. Courter, May, Ross, and Chung and Ms. Walsh, are “independent directors” as defined under the applicable requirements of the Nasdaq Global Market listing standards and SEC rules and regulations. In making that determination, our Board considered whether each director and nominee has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Note from our Lead Independent Director
It is my privilege to serve as Upland’s Lead Independent Director, a role I have held since October 2017. I would like to share a few of the important ways our Board works to provide independent oversight of management as fiduciaries to you, our stockholders.
As Lead Independent Director, I work closely with our Chair and CEO, Jack McDonald, to facilitate continuous communication among management and the Board’s independent directors. Our Board currently has six members, five of whom are independent. It is important to Upland that we have significant input and guidance from independent directors.
Our Board and Upland’s management highly value the input of our independent directors. Mr. McDonald regularly communicates with our independent directors between meetings of our Board to ensure that they are informed and that the Company has the benefit of their input on a real-time basis.
Finally, our Board participates in an annual self-assessment process conducted by an outside third-party to ensure that the Board is well-functioning and that each director has the opportunity to anonymously communicate their thoughts on the Board’s operation for the prior year and to set goals for the coming year.
I thank you for your support and look forward to serving our stockholders interests as we move forward.

Sincerely,

David D. May
Lead Independent Director

Board Leadership and Lead Independent Director

The Chair of our Board is currently our Chief Executive Officer, John T. (Jack) McDonald. The Board does not have a policy with regard to whether the roles of Chair of our Board and Chief Executive Officer should be separate or combined. Rather, the Board believes that the present structure, which includes a Lead Independent Director with well-defined responsibilities, provides the Company and the Board with exemplary leadership, appropriate independent oversight of management, continuity of experience that complements ongoing Board refreshment and the ability to communicate the Company’s business and strategy to shareholders, the investor community, employees and other stakeholders. Further, the Board believes that Mr. McDonald is best suited to serve as the combined Chair and Chief Executive Officer because he has provided the Company with invaluable leadership since our founding, is the director most familiar with our business, and is best suited to lead the discussion and execution of our strategy.

We have adopted corporate governance guidelines that provide that one of our independent directors should serve as Lead Independent Director at any time when our Chief Executive Officer serves as the Chair of our Board, or if the Chair is otherwise not independent. Because Mr. McDonald is our Chair and Chief Executive Officer, our Board has appointed Mr. May to serve as lead independent director to preside over periodic meetings of our independent directors, serve as the liaison between our Chair and the independent directors, and perform additional duties as our Board may otherwise determine or delegate from time to time.

Committees of the Board of Directors
Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The current members of the committees are identified in the table below:

Name of Director	Audit	Compensation	Nominating And Governance
David Chung	Member	Member	Member
Stephen E. Courter	Chair	Member	—
David D. May	Member	Chair	—
Joe Ross	—	—	Member
Teresa Miles Walsh	Member	—	Chair
The members of the committees following the Annual Meeting are expected to remain the same.
Audit Committee
Our Audit Committee is composed of Messrs. Courter, May and Chung and Ms. Walsh, with Mr. Courter serving as chair. Our Board has determined that each of Messrs. Courter, May and Chung and Ms. Walsh meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Global Market listing standards. Our Board has also determined that Mr. Courter qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:
•evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;
•determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of our annual and quarterly financial statements and reports;
•reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;
•conferring with management and our independent registered public accounting firm regarding the scope, adequacy, and effectiveness of our internal control over financial reporting;
•establishing procedures for the receipt, retention, and treatment of any complaints we receive regarding accounting, internal accounting controls, or auditing matters;

•reviewing and approving related party transactions; and
•overseeing compliance with the requirements of the SEC and the Foreign Corrupt Practices Act.
The Audit Committee met 4 times in 2022.

Compensation Committee
Our Compensation Committee is composed of Messrs. May, Courter and Chung, with Mr. May serving as chair. Our Board has determined that each of Messrs. May, Courter and Chung are independent within the meaning of applicable Nasdaq Global Market listing standards, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•determining the compensation and other terms of employment of our Chief Executive Officer and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•in consultation with the Chief Executive Officer, determining the compensation and other terms of employment of our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•evaluating, approving, and administering the compensation plans and programs advisable for us and evaluating and approving the modification or termination of existing plans and programs;
•reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and
•reviewing and recommending to our Board the compensation of our directors.
The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate, except that the Compensation Committee shall not delegate to a subcommittee any power or authority required by law, regulation, or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee also has the authority, in its sole discretion, to select and retain any compensation consultant to be used by the Company to assist with the execution of the Compensation Committee’s duties and responsibilities, or to engage independent counsel or other advisers as it deems necessary or appropriate to carry out its duties. The Compensation Committee currently retains the services of a compensation consultant, NFP Compensation Consulting (“NFP”) (formerly Longnecker & Associates), and did so in the last fiscal year.
The Compensation Committee met 5 times in 2022.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed of Messrs. Ross and Chung, with Ms. Walsh serving as chair. Our Board has determined that each of Messrs. May and Ms. Walsh are independent within the meaning of applicable Nasdaq Global Market listing standards.
The specific responsibilities of our Nominating and Governance Committee include:
•reviewing proposed changes to the Certificate of Incorporation and the Bylaws and making recommendations to the Board;
•overseeing compliance by the Board with applicable laws and regulations;
•identifying, reviewing, evaluating, and recommending for selection candidates for membership to our Board;
•reviewing, evaluating, and considering the recommendation for nomination of incumbent members of our Board for reelection to our Board and monitoring the size of our Board;
•considering the recommendation for nomination of candidates for election to our Board and proposals submitted by our stockholders; and
•reviewing the performance of our Board, recommending areas of improvement to our Board, and assessing the independence of members of our Board.

The Nominating and Governance Committee met 4 times in 2022.

Committee Charters
Our Audit Committee, Compensation Committee, and Nominating and Governance Committee operate under written charters adopted by the Board. These charters are posted on the “Investor Relations” page of our website, https://investor.uplandsoftware.com/governance/governance-documents/default.aspx.
Risk Oversight
Our business is subject to various types of risk, including business risks relating to our strategy, competitive position, operations and financial structure, technological risks, legal and compliance risks, and others. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, oversees our risk management processes implemented by management and regularly reviews reports from members of senior management on areas of material risk. The committees of the Board are charged with overseeing certain types of risks. Our Audit Committee is responsible for overseeing the management of financial and operational risks, including cybersecurity risks. Our Compensation Committee is responsible for overseeing the management of risks relating to executive compensation. Our Nominating and Governance Committee is responsible for overseeing the management of risks relating to corporate governance. Our full Board regularly receives reports from each committee on the management of these risks and is charged with the management of all other risks.
Code of Business Conduct and Ethics
Our Board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of business conduct and ethics, any amendments that may be adopted from time to time and any waivers of the requirements of the code of business conduct and ethics, are posted on the “Investor Relations” page of our website located at https://investor.uplandsoftware.com/governance/governance-documents/default.aspx. The information on our website is not part of this Proxy Statement.
Communications with the Board of Directors
The Board provides a process for stockholders to send communications to the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Secretary at 401 Congress Avenue, Suite 1850, Austin, Texas 78701, with a request to forward the communication to the intended recipient or recipients. Our Secretary monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board. Where the nature of a communication warrants, our Secretary may determine, in his judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisers or of Company management, as our Secretary considers appropriate. Our Secretary reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials, or to decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.
Director Nomination Procedures
The Nominating and Governance Committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The Nominating and Governance Committee will consider nominations made by stockholders. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or whether the recommendation comes from another source. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit such stockholder’s recommendation in writing in accordance with the procedures described in the section of this Proxy Statement entitled “Other Matters—2022 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.
The Nominating and Governance Committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under Nasdaq rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills, and compatibility with the Board, and ability to complement the competency and skills of the other Board members.
The Nominating and Governance Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the Nominating and Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.
In performing its duties, the Nominating and Governance Committee may consult with internal or external legal counsel and expert advisers.
Board Meetings and Attendance
The Board held six meetings in 2022. During 2022, each member of the Board attended 83% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service. Directors are encouraged to attend our annual stockholder meetings. One Director attended the 2022 annual stockholder meeting.

DIRECTOR COMPENSATION
Standard Director Compensation Arrangements
Upland’s non-employee director compensation policy is designed to provide appropriate amount and form of compensation to our non-employee directors.
The current annual retainer for non-employee Board members is $30,000. The lead independent director receives an additional annual retainer of $20,000. The table below reflects the current retainer fees payable to our board members. Members of our committees who are non-employee directors receive the following annual cash fees for Board committee service:

Committee	Chair Fee ($)	Member Fee ($)
Audit Committee	20,000	10,000
Compensation Committee	12,000	5,000
Nominating and Governance Committee	7,500	2,500
The Amended and Restated Upland Software, Inc. Stock Plan (as amended, the “2014 Plan”) provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance units, and performance shares to employees, directors, and consultants. Each person who first becomes a non-employee director will be granted an initial award under the 2014 Plan.  The 2014 Plan allows the Compensation Committee of the Board, as plan administrator, to determine the type of award to be granted. Directors can choose to receive their grants in the form of RSUs or non-statutory stock options. The initial grant is valued at $125,000, granted as soon as practical after the date such person becomes a non-employee director. For continuing non-employee directors who have served on our Board for at least the preceding six months, each was granted, on a date following the annual meeting of stockholders for 2022, an annual award with a value of $240,000. At the recommendation of our independent compensation consultant, the annual award will remain $240,000 in 2023. Both the initial awards and annual awards of RSUs vest as to one-fourth of the shares quarterly beginning on the 3-month anniversary of the vesting commencement date and any initial or annual awards of non-statutory stock options vest as to one-twelfth of the shares on each monthly anniversary of the vesting commencement date, provided the participant continues as a director through such dates. The vesting commencement date for annual awards generally is the 16th day of the month in which the annual meeting occurs. The vesting commencement date for initial awards generally is the 16th day of the month in which the director becomes a non-employee director, or the following month if the director becomes a non-employee director after the 16th day of a month.
The number of shares of RSUs awarded is calculated based on the average closing price of the common stock for 30 days prior to the date of grant, as measured by the closing price of the common stock on the NASDAQ Stock Market.
The number of options awarded is determined by dividing (A) the grant value by (B) the value of an option on one share, determined using the Black-Scholes or other valuation method selected by the 2014 Plan administrator, with the number of shares rounded up to the nearest whole share. The term of any option grants to non-employee directors will be 10 years or such earlier expiration date specified in the applicable award agreement.
Members of our Board are also reimbursed for actual expenses incurred in attending Board meetings, if any. The Compensation Committee, in consultation with our independent compensation consultant, periodically reviews our director compensation practices. The Compensation Committee believes that our director compensation is fair and appropriate in light of the responsibilities and obligations of our directors.
2022 Director Compensation
The following table presents information regarding the compensation earned or paid during 2022 to our non-employee directors who served on the Board during the year. Mr. McDonald, our sole employee director, does not receive compensation for his service as a member of the Board.

Name of Director	Fees Earned or Paid in Cash ($)	Restricted Stock Units(1) ($)	Total ($)
David Chung(2)	14,375	109,446	123,821
Stephen E. Courter	55,000	199,161	254,161
David D. May	77,625	199,161	276,786
Joe Ross	32,500	199,161	231,661
Teresa Miles Walsh	41,875	199,161	241,036
(1)    The amounts reported in the column represent the grant date fair value of the annual director grants, computed in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation, of the 17,830 RSUs granted on August 1, 2022 (excluding Mr. Chung, who received 11,668 on September 16, 2022).
(2) Mr. Chung was appointed to the Board on August 23, 2022.

Name of Director	Unvested Restricted Stock Units (#)	Outstanding Option Awards (#)
David Chung(1)	8,751	—
Stephen E. Courter(1)	8,915	37,941
David D. May(1)	8,915	24,809
Joe Ross(1)	8,915	18,414
Teresa Miles Walsh(1)	8,915	—
(1)    The number of unvested shares of RSUs and the number of shares underlying stock options held by each of the non-employee directors as of December 31, 2022.

EXECUTIVE OFFICERS
The following sets forth certain information regarding our executive officers as of April 1, 2023. Additional information pertaining to Mr. McDonald, who is both an officer and a director of Upland, may be found in the section of this Proxy Statement entitled “Directors and Corporate Governance—Directors.”
Michael D. Hill has served as our Chief Financial Officer and Treasurer since our founding in July 2010. He also served as our Corporate Secretary from March 2015 to March 2019 and Assistant Secretary from July 2010 to March 2015. Prior to joining Upland, Mr. Hill served as Chief Financial Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from February 2004 to August 2006 and then as its Vice President, Strategic Finance from August 2006 to May 2007. Mr. Hill started his career with Ernst & Young, LLP in Austin, in the Assurance and Advisory Business Services practice, from 1991 to 1999. Mr. Hill holds a B.B.A. in Accounting from the University of Texas at Austin.
Kin Gill has served as our Chief Legal Officer and Secretary since March 2021. Mr. Gill previously served as our Senior Vice President, General Counsel and Secretary from March 2019 to March 2021 and as our Senior Vice President and General Counsel from July 2018 to March 2019. Prior to joining us, Mr. Gill served as Chief Legal Officer, General Counsel and Secretary at Bazaarvoice, Inc., from January 2015 to July 2018 and Deputy General Counsel at Bazaarvoice, Inc. from January 2013 to January 2015. Mr. Gill previously practiced corporate and securities law serving as a partner with Andrews Kurth LLP and Fish & Richardson, P.C. Mr. Gill holds a Bachelor of Accountancy from the University of Mississippi, an MBA from the University of Mississippi and a J.D. from the University of Houston Law Center.

Daniel Doman has served as our Chief Product Officer since May 2021, where he oversees product strategy and development. Prior to joining us, Mr. Doman served as Chief Technology Officer and Head of Corporate Development for Khoros, an enterprise software company headquartered in Austin, Texas from September 2019 to March 2021 and Senior Vice President of Business & Corporate Development from May 2011 to September 2019. At Khoros, Mr. Doman was responsible for product strategy, development, and M&A activities. Mr. Doman holds a B.A. in Economics from Northwestern University and an MBA from Carroll School of Management at Boston College.

Our executive officers are appointed by and serve at the discretion of our Board.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 1, 2023, by:
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, on an as-converted basis;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 1, 2023 and RSUs vesting within 60 days of April 1, 2023 (not taking into account the withholding of shares of common stock to cover applicable taxes) as well as any unvested restricted stock awards. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
The percentage of shares beneficially owned shown in the table below is based upon 32,440,191 shares of common stock outstanding as of April 1, 2023.
Except as otherwise noted below, the address for persons listed in the table is c/o Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)
5% or Greater Stockholders:
Entities affiliated with HGGC, LLC(1)	6,752,038	20.8%
The Vanguard Group(2)	2,465,451	7.6%
Entities affiliated with BlackRock, Inc.(3)	2,247,557	6.9%

Named Executive Officers, Nominees and Directors:
John T. (Jack) McDonald(4)	1,805,436	5.6%
Michael D. Hill(5)	440,858	1.4%
Kin Gill (6)	208,038	*
Daniel Doman(7)	230,831	*
David Chung	11,668	*
Stephen E. Courter(8)	69,805	*
David D. May(9)	103,430	*
Joe Ross(10)	74,143	*
Teresa Miles Walsh	31,674	*
All executive officers and directors as a group (9 persons)	2,975,883	9.2%
* Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)    Based on a Schedule 13D filed with the SEC on August 25, 2022 which reported that the beneficial ownership includes (i) shares of Common Stock underlying 115,000 shares of Series A Preferred which may be converted into 6,752,038 shares of Common Stock, held by Ulysses Aggregator, LP (“Aggregator LP”) and (ii) 251,727 shares of Common Stock held by Bloom Acquisition 1, LP (“Bloom LP” and, together with Aggregator LP, the “Reporting Persons”). The address of the Reporting Persons is c/o HGGC, LLC, 1950 University Avenue, Suite 350, Palo Alto, CA 94303.
(2)    Based on a Schedule 13G filed with the SEC on February 9, 2023. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(3)    Based on a Schedule 13G/A filed with the SEC on January 31, 2023 which reported that the beneficial ownership includes 2,247,557 shares held by BlackRock, Inc. (“BlackRock”), as the parent organization of BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., and BlackRock Investment Management (Australia) Limited. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)    Includes 263,738 shares held by National Financial Services as Cust FBO J. McDonald RRA. John T. McDonald may be deemed to indirectly beneficially own the shares held by National Financial Services as Cust FBO J. McDonald RRA. The address for National Financial Services as Cust FBO J. McDonald RRA is 499 Washington Blvd, Jersey City, NJ 07310. Does not include 245,048 shares issuable pursuant to unvested RSUs held by Mr. McDonald, 193,750 target number of performance base RSUs, and 125,000 shares held in a trust for the benefit of Mr. McDonald’s children of which The Bryn Mawr Trust Company of Delaware is the trustee.
(5)    Includes 160,042 shares held by MDH Trust. Michael D. Hill may be deemed to indirectly beneficially own the shares held by MDH Trust. Does not include 206,250 shares issuable pursuant to unvested RSUs held by Mr. Hill.
(6)    Does not include 156,252 shares issuable pursuant to unvested RSUs held by Mr. Gill.
(7)    Does not include 188,336 shares issuable pursuant to unvested RSUs held by Mr. Doman.
(8)    Includes 37,941 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 1, 2023.
(9)    Includes 24,809 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 1, 2023.
(10)    Includes 18,414 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 1, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2022 there has not been, nor is there any proposed transaction which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, other than compensation, termination, and change of control arrangements that are described under the section titled “Executive Compensation” in this Proxy Statement or that were approved by our Compensation Committee.
Other
For a description of other relationships we have with our directors and executive officers, see the sections titled “Directors and Corporate Governance—Director Compensation” and “Executive Compensation” in this proxy statement. In 2022, we made no related party transactions, as described in this section, pursuant to (i) any directors and officers insurance policies, (ii) Upland’s Certificate of Incorporation or Bylaws, and/or (iii) any policy, agreement or instrument previously approved by Upland’s Board, such as indemnification agreements.
Policies and Procedures for Related Party Transactions
On an annual basis, we require each officer and director to complete a questionnaire that solicits information in regards to various matters, including but not limited to,
•other directorships;
•beneficial reporting compliance;
•involvement in certain legal proceedings;
•injunctions or limitations as to engaging in certain activities and information regarding any transactions with related persons such as: any family relationships to any director, executive officer or nominee of the Company;
•any direct or immediate family member material interest in any actual or proposed material transaction to which the Company was or is to be a party; and
•other certain business relationships and transactions with clients that create or appear to create a conflict of interest.
This questionnaire is completed in conjunction with our filing of our annual proxy statement. In addition, our directors, officers and employees are required to comply with our written Code of Business Conduct and Ethics (our “Code of Conduct”) and Related Party Transaction Policy (“RPT Policy”), which require that they perform their duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of impairment, due to any activity, interest or relationship that arises outside of the Company. Furthermore, Company’s directors, officers and employees have a duty to avoid all relationships that are or might be conflicts of interest or otherwise comprise the integrity of our business. Our Code of Conduct and RPT Policy require that any time a director, officer or employee believes a conflict of interest could exist, including due to a potential transaction with a related person, he or she should immediately report the situation.
Our Code of Conduct and RPT Policy serve as our policies with respect to transactions with related persons. Any transactions with related persons, as defined by SEC rules and regulations, are subject to limitations on conflicts of interest contained in our Code of Conduct and RPT Policy, and are generally discouraged by us. To the extent any such transactions are proposed, they are subject to the approval by the Audit Committee in accordance with the Audit Committee’s charter. Further, any approved transactions with related persons must be conducted in such a way that no preferential treatment is given to that business.
The related party transactions described in this section predated our adoption of our Code of Conduct and RPT Policy and were not subject to the approval and review procedures set forth in the Code of Conduct. All future related party transactions will be subject to such policies.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section explains how our executive compensation program is designed and operates with respect to our named executive officers (“NEOs”) listed in the 2022 Summary Compensation Table below. Our NEOs consist of individuals who served, during 2022, as our principal executive officer and our principal financial officer and the other individuals who served as executive officers at the end of 2022. Our NEOs in 2022 were:

Name	Office
John T. (Jack) McDonald	Chief Executive Officer and Chair of the Board
Michael D. Hill	Chief Financial Officer and Treasurer
Kin Gill	Chief Legal Officer and Secretary
Daniel Doman	Chief Product Officer
Ian Burk*	Former Chief Business Officer
Rodney C. Favaron**	Former President and Chief Commercial Officer

* Mr. Burk left the Company as of December 31, 2022.
** Mr. Favaron stepped down from his position as President effective as of August 31, 2022. Mr. Favaron worked as a consultant to the Company from September 1, 2022 to September 30, 2022.

Executive Summary
Our business philosophy is to build long-term value through the efficient allocation of capital. Upland implements this philosophy with market leading innovation and acquisitions to grow revenue, Adjusted EBITDA and cash flow per share. Our executive compensation philosophy is focused on pay for performance through Adjusted EBITDA growth, both organically and through acquisitions, that drives total shareholder return (“TSR”) and aligns our NEOs with stakeholders.

Our Compensation Program Benefits Our Stockholders

What We Do	What We Do Not Do
☑ Rigorous, objective performance goals with aggressive bonus targets	☒ No “golden parachute” gross-ups
☑ Limited perquisites	☒ No hedging/pledging/short sales of company stock
☑ Competitive stock ownership guidelines	☒ No options/SARs granted below FMV
☑ Clawback policy covering performance-based incentive awards	☒ No repricing of options without stockholder approval
☑ Double-trigger and Retention-oriented CIC provisions	☒ No excessive severance
☑ Independent compensation consultant and Board Compensation Committee	☒No guaranteed salary increases, bonuses, or long-term incentive awards
☑ Annual risk assessment of compensation policies and programs
Stockholder Outreach

We are committed to maintaining an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Following the 2022 annual meeting of stockholders and the 2022 “say on pay” stockholder vote, we actively reached out to 25 of our largest institutional stockholders who collectively held more than 55% of our shares. Four of those stockholders accepted our invitation. We discussed our existing programs and potential changes for the future. One theme in the discussions was a desire for more clarity regarding our annual performance bonus program. We have attempted to address this request in this year’s proxy under the discussion titled “Corporate and M&A Bonus Program.” We value the input received during our stockholder outreach discussions, and expect to continue to engage with our stockholders.

Compensation Philosophy
We compensate our NEOs for achievement of short term and long term financial and operating goals and have modest base salaries and competitive severance, limited perks and no deferred compensation, pensions or gross ups.
Attract, Develop and Retain Key Talent
Our compensation program is designed to attract top tier executives with proper expertise and experience to continue driving our strategic initiatives while being flexible enough to adapt to economic, social and regulatory changes all while taking into account the compensation programs of our peer companies.
Stockholder Alignment
Our compensation program aligns the interest of our executives with the interest of stockholders by tying a significant portion of total compensation to the creation of long-term stockholder value through awards that are “at-risk”.
Compensation Components
Upland establishes total direct compensation for NEOs consisting of the following components:

•Base Salary: A market salary at the low end of the competitive range that sufficiently covers a fixed income component the employee can rely on. The fixed salary is set at a level that provides the ability to attract talent and promote long-term retention while allowing Upland to maintain conservative fixed general and administrative expense levels.
•Performance Bonus: The bonus plans are tied to quantitative performance objectives. The performance objectives are proposed by management, but are subject to the Compensation Committee’s consideration and approval. Bonus objectives are set to support growth in Adjusted EBITDA resulting from increases in operating revenue and the achievement of scale with respect to operating expenses and the addition of Adjusted EBITDA through new acquisitions during the year. Additionally, the Compensation Committee has the ability to apply positive and negative discretion to modify performance-bonus payments. Reflecting the rigor of our goal setting and pay only for performance philosophy, in 2022, as in 2021 and 2020, our named executive officers earned less than their target bonus opportunities, and our compensation committee did not exercise discretion to pay any amounts above what was actually earned under the pre-approved bonus terms.
•Equity Awards: A compensation tool that rewards employees for longer service and TSR growth. Equity Award compensation ensures retention of key executives by using longer-term vesting periods and helps maximize our return to stockholders through executive alignment.
Alignment of Pay with Performance

Our program is aligned with long-term shareholder returns, with a significant portion of our executive compensation at risk. In 2022, 89% of our Chief Executive Officer’s total target compensation, and 76% (on average) of our other Named Executive Officers’ total target compensation was variable and at risk, subject to achievement of pre-set performance goals or tied to our stock price performance.
The charts below show the ratio of compensation components for each NEO, with equity award values based on the grant date fair value of the awards.

FISCAL 2022 COMPENSATION
The main elements of our executive compensation program include: (1) base salary, (2) performance bonus, and (3) equity awards. We describe each of these elements below and explain what we paid in 2022 and why.
Base Salary

The Compensation Committee approved increases in the base salaries of our NEOs, other than the CEO, in October 2022. The chart below outlines each named executive officer’s base salary for the year ended December 31, 2022, as approved in October 2022, and each named executive officer’s base salary for the year ended December 31, 2021. Each of the named executive officer’s base salaries are below the 25th percentile of our peer group. In 2022, following HGGC’s investment in the Company, the Company undertook an in-depth strategic planning exercise. This plan involves long term goals for the Company, making continuity and dedication of the key senior management team including the named executive officers, critically important. These increases were made in acknowledgment of that need for continuity and dedication and to bring the base salaries of the named executive officers closer to the 25% percentile of the Company’s peer group.

	Base Salary
	As of the year ended December 31,
Name	2022	2021
Mr. McDonald	$325,000	$325,000
Mr. Hill	$300,000	$270,000
Mr. Gill	$300,000	$260,000
Mr. Doman	$300,000	$290,000
Corporate and M&A Bonus Program
The named executive officers are awarded cash bonuses which are comprised of two components—awards under our Corporate Bonus Plan, which are tied to operating performance, and awards under our M&A Bonus Plan, which are tied to the execution of our acquisition strategy. The bonus opportunities are offered to reward management for implementing and monitoring the objectives of the Company in line with the Company’s financial and operational goals. The form and structure of all bonus opportunities provided to our named executive officers are approved by the Compensation Committee.

The chart below details our NEOs’ combined 2022 target bonus opportunities under the Corporate Bonus Plan and the M&A Bonus Plan, and the allocation of the 2022 target bonus opportunity between the two plans.

Name	Target Bonus Percent of Base Salary	Bonus Attributable to Corporate Bonus Plan	Percentage Attributable to M&A Bonus Plan
Mr. McDonald	200%	25%	75%
Mr. Hill	125%	50%	50%
Mr. Gill	50%	50%	50%
Mr. Doman	50%	50%	50%
Mr. Burk	50%	50%	50%
Mr. Favaron	100%	50%	50%

Annual incentive targets are an integral component of our compensation program, as they link and reinforce executive decision making and performance with the annual financial objectives of the Company. In the first quarter of each fiscal year, our Compensation Committee establishes the performance criteria for the bonus program and sets the threshold, target and stretch goals, which are objectively determinable and established in writing.

In 2022, the performance criterion was Adjusted EBITDA under the Corporate Bonus Plan and the annualized run-rate of Adjusted EBITDA attributable to companies acquired during the year under the M&A Bonus Plan. We define Adjusted EBITDA as net income (loss), calculated in accordance with GAAP, adjusted for depreciation and amortization expense, net interest expense, loss on debt extinguishment, net other expense, benefit from income taxes, stock-based compensation expense, acquisition-related expense, purchase accounting deferred revenue discount and impairment of goodwill. The threshold under the Corporate Bonus Plan is increased by the Board if we complete an acquisition during that year. If an acquisition is completed during that year, then the corresponding amount of proforma Adjusted EBITDA generated by such acquisition during the year is added to the adjusted EBITDA threshold under the Corporate Bonus Plan, so that bonuses are not paid on the same EBITDA under both plans. Additionally, if the Company does not achieve certain Adjusted EBITDA margin thresholds throughout the year, the pool available for the Corporate Bonus Plan will be reduced by an amount necessary to achieve the targeted Adjusted EBITDA margin percentage. We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue. The Compensation Committee may also adjust the goals following the occurrence of unanticipated changes to our business.

The following tables show, for the Corporate Bonus Plan, the threshold Adjusted EBITDA goal and, for the the M&A Bonus Plan, the target annualized run-rate of Adjusted EBITDA attributable to companies acquired during the year goal for 2022, actual results, and the percentage of the bonus opportunity actually earned. Under the Corporate Bonus Plan, the threshold Adjusted EBITDA for 2022 was initially set at $99.0 million. The threshold was subsequently decreased to $97.1 million to take into account foreign exchange headwinds. Under the M&A Bonus Plan, the target annualized run-rate of Adjusted EBITDA attributable to companies acquired during the year was $18.0 million.

	Corporate Bonus Plan
	Adjusted EBITDA	Adjusted EBITDA	Bonus Pool Generated
Year	Threshold ($, in millions)	Actual Results ($, in millions)	($)
2022	97.1	97.1	0

	M&A Bonus Plan
	Adjusted EBITDA From Acquisitions	Adjusted EBITDA From Acquisitions	Amount Earned
Year	Target ($, in millions)	Actual Results ($, in milions)	(as a percentage of Target) (%)
2022	18.0	9.45	52.5%

With respect to the Corporate Bonus Plan, if the company has exceeded the threshold Adjusted EBITDA then 80% of the amount by which the threshold has been exceeded is identified as the bonus pool. With respect to the M&A Bonus Plan, the bonus pool is funded based on percentage achievement of the acquisition of the target amount of annualized pro forma adjusted EBITDA. In both instances, other employees of the Company participate in these plans. Bonuses are paid following the issuance of the Company’s audited financial statements for the year in question.

In 2021, we did not achieve our threshold Adjusted EBITDA goals under the Corporate Bonus Plan. For 2022, we set a Corporate Bonus Plan threshold approximately 0.5% higher than our 2021 Adjusted EBITDA actual results. As in 2021, we did not achieve the threshold level of Adjusted EBITDA goals under the Corporate Bonus Plan for 2022, resulting in no bonuses earned by our named executive officers under the Corporate Bonus Plan. For the M&A Bonus Plan, for 2022 we set a target approximately 9% higher than our 2021 results and our 2022 results were at 52.5% of the target level. Set forth below are the target and actual bonuses earned by our named executive officers in 2022.

We believe the historical payouts under our annual bonus program, and lack of upward discretionary adjustments by our Compensation Committee when pre-established goals are not achieved, evidence the rigor of our annual bonus program and our pay-only-for-performance approach. Threshold and target levels of performance for each metric were set at the high end of the Company’s publicly announced guidance and, therefore, required strong performance.

	2022 Bonus Targets ($)			2022 Bonus Actuals ($)
Name	Corporate Bonus	M&A Bonus	Total	Corporate Bonus	M&A Bonus	Total
Mr. McDonald	162,500	487,500	650,000	—	255,398	255,398
Mr. Hill	187,500	187,500	375,000	—	98,438	98,438
Mr. Gill	75,000	75,000	150,000	—	39,375	39,375
Mr. Doman	75,000	75,000	150,000	—	39,375	39,375
Mr. Burk	75,000	75,000	150,000	—	39,375	39,375
Mr. Favaron	162,500	162,500	325,000	—	—	—
Equity Awards

In 2022, we awarded the following number of RSUs and PSUs to our named executive officers in January as part of our annual equity award program:

Name	RSUs	PSUs
Mr. McDonald	93,750	93,750
Mr. Hill	67,500	—
Mr. Gill	27,500	—
Mr. Doman	55,000	—
Mr. Burk	35,000	—
Mr. Favaron	150,000	—
For Mr. McDonald, Mr. Favaron, Mr. Hill and Mr. Gill, the RSUs vest quarterly starting on March 16, 2022, and ending on December 16, 2024, assuming the named executive officer continues to be an employee. For Mr. Doman and Mr. Burk, 29.56% of the shares vest on November 16, 2022, 12.10% of the shares vest on March 16, 2023 and the remainder vests in seven equal quarterly installments starting on June 16, 2023 and ending on December 16, 2024, assuming the named executive officer continues to be an employee.
For Mr. McDonald’s PSUs, 0% to 300% may vest on or before June 30, 2023 based on the Company’s TSR during the 18-month period ending June 30, 2023. The PSUs will vest on the first date on which the closing price of our common stock for any 30 consecutive trading days immediately preceding such date before June 30, 2023 equals or exceeds specified stock price hurdles. Additionally, on June 30, 2023, to the extent not vested during the 18-month period, a number of PSUs will vest based on the closing price of our common stock relative to the stock price hurdles. The percentage of TSR Performance PSUs that may vest will be (a) 0% if TSR is below 5.0%; (b) 50% if TSR is at least equal to 5%; (c) 100% if TSR is at least equal to 10%; and (d) 300% if TSR is 20% or greater. If TSR is between 5% and 10% or between 10% and 20%, the percentage of TSR Performance RSUs that may vest is determined using linear interpolation to calculate the actual earned PSUs.

In October of 2022, in connection with our in-depth strategic planning exercise and the need for continuity within the key senior management team including the named executive officers, we granted the following additional RSU awards:

Name	RSUs
Mr. McDonald	100,000
Mr. Hill	70,000
Mr. Gill	50,000
Mr. Doman	50,000
Mr. Burk	50,000
Mr. Favaron	—

The RSUs vest quarterly starting on December 16, 2022, and ending on September 16, 2025, assuming the named executive officer continues to be an employee.

Other Perquisites and Benefits
We provided limited perquisites to our NEOs. The aggregate value of perquisites provided to each of our NEOs was less than $10,000 in 2022. We have a 401(k) plan (with no employer match) and no deferred compensation plan for executives. Our employment agreements with the NEOs are disclosed in the section titled “Executive Employment and Other Arrangements.”
Compensation Governance Components
Compensation Governance Provisions
The following policies and the chart below align management and stockholder interests, and mitigate any potential incentive for management to take inappropriate risks:
•Stock Ownership Policy: In April of 2020, we adopted a stock ownership policy under which our NEOs are expected to acquire and hold shares of our common stock with a market value equal to a multiple of their respective base salaries, as indicated in the table below, within seven years of service in their position or, for named executive officers serving in that position in April 2020, from the date of adoption of the policy. Our stock ownership policy more closely aligns the interests of our NEOs with the interests of our stockholders and exposes our NEOs to downside equity performance risk.

Position	Multiple of Salary	Years of Service
CEO	6	7
Other named executive officers	4	7
As of April 1, 2023, all of our NEOs were in compliance with our stock ownership requirements.
•Insider Trading Policy: This policy applies to all employees, directors and contractors. All employees, directors and contractors are blocked from selling during predetermined closed selling periods. In addition, executive officers and directors are required to obtain pre-clearance from the Company’s general counsel prior to making any trades or entering into any 10b5-1 trading plans.
•Hedging and Pledging: All executive officers, directors, and employees are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost collars, exchange funds, and forward sale contracts) involving our securities under our Insider Trading Policy.
•Clawbacks: The Compensation Committee adopted our current clawback policy in April 2020 to recoup compensation if our financial statements must be restated due to an executive officer’s intentional misconduct or gross negligent conduct. Under the policy, the Compensation Committee may in its discretion to the extent permitted by applicable law, require a named executive officer to reimburse or forfeit to us the excess incentive compensation (whether cash- or equity-based) such officer received during the three fiscal years preceding the year the restatement is determined to be required relative to an applicable restated performance measure or target. In October 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”).. The final rules direct the stock exchanges to establish listing standards that will require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. We intend to timely update our clawback policy to comply with final Nasdaq listing standards.

Compensation Program Risk Management
Our Board of Directors and the Compensation Committee are required to assess whether our compensation policies and practices and, in particular, our performance-based compensation practices, encourage executive officers or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company or that are reasonably likely to have a material adverse effect on the Company. Management believes that our practices adequately manage this risk because:
•our executive compensation is benchmarked by our independent compensation consultant relative to our peers and the external marketplace in which we compete for talent;
•the primary criteria we use for performance compensation components are “bottom line” measures such as Adjusted EBITDA, which we believe are less susceptible to manipulation for short-term gain than “top line” measures;
•our cash bonus plan preserves discretion to permit the Committee to elect not to pay otherwise achieved bonus amounts for any reason;
•a meaningful component of compensation is provided through equity grants with extended vesting periods designed to ensure that our executives value and focus on the Company’s long-term performance;
•NEOs have substantial equity positions in Upland and are subject to stock ownership policies, which we believe increases their focus on long-term stockholder value; and
•executive incentive compensation is subject to our “claw-back” policy.
Compensation Process

The Compensation Committee begins its process of deciding how to compensate Upland’s NEOs by considering the competitive market data provided by NFP, the Compensation Committee’s independent compensation consultant, and the Company’s Human Resources Department. The Compensation Committee engaged NFP, their independent consultant, to provide advice and recommendations on competitive market practices and specific compensation decisions.
Peer Selection Methodology, Rationale and Comparison
Upland’s peer group is reviewed annually by NFP using a defined methodology that identifies companies with attributes reasonably and objectively similar to Upland in terms of industry, industry profile, size, and market capitalization to revenue ratio, profit margins and external perception by stockholders. Below outlines the recommended and approved peer companies recommended by NFP that was utilized in evaluation and discussing 2022 compensation decisions and actions:

Peer Group Symbol	Peer Group Name
EGHT	8X8, Inc.
AGYS	Agilsys, Inc.
BNFT	Benefitfocus, Inc.
EPAY	Bottomline Technologies (de), Inc.
LPSN	LivePerson, Inc.
MODN	Model N, Inc.
PRO	PROS Holdings, Inc.
QADA	QAD Inc.
SPSC	SPS Commerce, Inc.
WK	Workiva Inc.
YEXT	Yext, Inc.
ZIXI	Zix Corporation
How We Use Our Peer Group
The positions of our NEOs are compared to their counterpart positions in our peer group, and the compensation levels for comparable positions in that peer group are examined for guidance in determining:
•base salaries;
•performance bonuses; and
•the amount and mix of long-term, equity-based incentive awards.
The Compensation Committee establishes base salaries, variable cash incentive awards, and long-term, equity-based incentive awards on a case-by-case basis for each named executive officer taking into account, among other things, individual and company performance, role expertise and experience and the competitive market, advancement potential, recruiting needs, internal equity, retention requirements, unrealized equity gains, succession planning and best compensation governance practices. The Compensation Committee does not tie individual compensation to specific target percentiles.
Making Decision and Policies
The Compensation Committee may occasionally seek input and recommendations from the CEO and Upland’s Human Resource group, but makes all executive compensation and benefits determinations without delegation. Our CEO also does not participate in determinations with respect to his own compensation. The major topics covered at each Compensation Committee meeting are reported to the Board of Directors. NFP, our independent compensation consultant, provides the Compensation Committee assistance in satisfying its duties, but NFP will not undertake a project for management except at the request of the Compensation Committee chair, in the capacity of the Compensation Committee’s agent, and where such a project is consistent with the Compensation Committee’s charter. The Compensation Committee assessed the independence of NFP in 2023, taking into consideration applicable SEC rules and regulations, and Nasdaq independence factors regarding advisor independence, and believes that there are no conflicts of interest.
Tax Implications
The Company considers the effects of Section 162(m) of the Internal Revenue Code, which generally disallows the tax deduction for compensation in excess of $1 million for certain covered individuals. The Committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore the Committee has approved salaries and other awards for executive officers that were not fully deductible because of Section 162(m) and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve additional compensation that is not deductible for income tax purposes.
Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in this proxy statement, with management, and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Upland’s Annual Report on Form 10-K.
Submitted by the Compensation Committee of the Board of Directors:
David D. May (Chair)
Stephen E. Courter
David Chung

Compensation Committee Interlocks and Insider Participation
The following directors served on the Compensation Committee during 2022: David D. May, Stephen E. Courter and David Chung, none of whom (i) were a Company officer or employee during 2022, (ii) were formerly a Company officer, or (iii) had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2022, none of our executive officers served as a member of a board of directors or as a member of a compensation committee of any entity that has one or more individuals serving as a member on our Board or any committee of our Board.
2022 Summary Compensation Table
The following table provides information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2022, 2021 and 2020 by our named executive officers. Mr. Gill became an executive officer in March 2021 and, in accordance with SEC rules, the table below reflects only the amounts earned as an executive officer in 2021 and 2022. Messrs. Doman and Burk became executive officers in August 2022 and the table below reflects only the amounts earned by them in 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
John T. (Jack) McDonald	2022	325,000	—	7,749,375	255,398	(2)	664	8,330,437
Chief Executive Officer and Chair	2021	325,000	—	8,319,184	446,404		—	9,090,588
	2020	325,000	—	8,035,196	266,013		—	8,626,209

Michael D. Hill	2022	275,000	—	1,918,425	98,438	(3)	664	2,292,527
Chief Financial Officer and Treasurer	2021	270,000	—	3,297,375	154,524		—	3,721,899
	2020	270,000	—	3,111,000	124,369		—	3,505,369

Kin Gill	2022	266,667	—	933,025	39,375	(4)	664	1,239,731
Chief Legal Officer and Secretary	2021	260,000	—	1,343,375	59,521		—	1,662,896

Daniel Doman	2022	291,667	—	1,513,550	39,375	(4)	—	1,844,592
Chief Product Officer

Ian Burk	2022	225,000	—	1,091,350	39,375	(4)	—	1,355,725
Chief Business Officer

Rodney C. Favaron	2022	216,667	—	3,166,500	—	(5)	—	3,383,167
Former President	2021	325,000	—	7,327,500	148,801		—	7,801,301
	2020	270,833	—	5,836,500	99,403		6,250	6,212,986

(1)    The amounts reported in the “Stock Awards” column do not reflect compensation actually received by the named executive officer but represent the aggregate grant date fair value computed in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). The valuation assumptions used in determining such amounts are described in “Note 2—Summary of Significant Accounting Policies” and “Note 12—Stockholder’s Equity” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 28, 2023. For Mr. McDonald, the grant date fair value of his 2022 PSUwas $5,065,313 (per share fair value of $54.03 (using the Monte Carlo simulation model) times the target number of PSUs (93,750)). If maximum performance levels were achieved, the award would vest at 300% of the target number of the PSUs. Based on the closing price on the grant date of January 12, 2022 of $21.11, the value of Mr. McDonald’s PSUs awarded on January 12, 2022, assuming maximum performance is achieved would be $5,937,188.
(2)    The amount reported for 2022 reflects zero earned under our 2022 Corporate Bonus Plan and $255,398 earned under our 2022 M&A Bonus Plan.
(3)    The amount reported for 2022 reflects zero earned under our 2022 Corporate Bonus Plan and $98,438 earned under our 2022 M&A Bonus Plan.
(4)    The amount reported for 2022 reflects zero earned under our 2022 Corporate Bonus Plan and $39,375 earned under our 2022 M&A Bonus Plan.
(5)    The amount reported for 2022 reflects zero earned under our 2022 Corporate Bonus Plan and zero earned under our 2022 M&A Bonus Plan.

Grant of Plan-Based Award Table for the Fiscal Year 2022
The following table presents, for each of our named executive officers, information concerning each grant of cash or equity award made during fiscal year 2022. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John T. (Jack) McDonald	01/12/2022		650,000
	01/12/2022				93,750	(3)	5,065,313
	01/12/2022				93,750	(4)	1,979,063
	10/21/2022				100,000	(4)	705,000

Michael D. Hill	01/12/2022		375,000		67,500	(4)	1,424,925
	10/21/2022				70,000	(4)	493,500

Kin Gill	01/12/2022		150,000		27,500	(4)	580,525
	10/21/2022				50,000	(4)	352,500

Daniel Doman	01/12/2022		150,000		55,000	(5)	1,161,050
	10/21/2022				50,000	(4)	352,500

Ian Burk	01/12/2022		150,000		35,000	(5)	738,850
	10/21/2022				50,000	(4)	352,500

Rodney C. Favaron	01/12/2022		325,000
	01/12/2022				150,000	(4)	3,166,500

(1)    The amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our Corporate Bonus Plan and M&A Bonus Plan for 2022 (the “2022 Bonus Plans”). The 2022 Bonus Plans did not contain threshold and maximum values. For Mr. McDonald, his target bonus in calculated by multiplying 200% by his annual base salary in effect during fiscal 2022 25% of his bonus was attributable to the Corporate Bonus Plan and 75% was attributable to the M&A Bonus Plan. For Mr. Hill, his target bonus is calculated by multiplying 125% by his annual base salary in effect during 2022. For Mr. Gill, Mr. Doman and Mr. Burk, their target bonus are calculated by multiplying 50% by their respective annual base salary in effect during 2022. For Mr. Mr. Hill, Mr. Gill, Mr. Doman and Mr. Burk, 50% of their bonus was attributable to the Corporate Bonus Plan and 50% was attributable to the M&A Bonus Plan. For more information on the 2022 Bonus Plans and actual amounts earned see the Compensation Discussion and Analysis above.
(2)    The grant date fair value of RSU awards is determined in accordance with ASC 718,Compensation—Stock Compensation, without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in “Note 2—Summary of Significant Accounting Policies” and “Note 13—Stockholder’s Equity” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 28, 2023. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(3)    The amount reported reflects the target number shares of common stock underlying the PSU award granted to Mr. McDonald in 2022 under the Upland Software, Inc., 2014 Equity Incentive Plan. 0% to 300% of these TSR performance PSUs may vest on June 30, 2023 based on the Company’s TSR for the 18-month period ending June 30, 2023. The percentage of TSR Performance PSUs that may vest will be (a) 0% if TSR is below 5%; (b) 50% if TSR is 5%; (c) 100% if TSR is 10%; and (d) 300% if TSR is 20% or greater. If TSR is between 5% and 10% or between 10% and 20%, the percentage of TSR Performance RSUs that may vest is determined using linear interpolation, provided the named executive officer continues to be a service provider to the Company on the applicable date.
(4)    The amounts reported reflect shares of common stock underlying RSU awards granted in 2022 under the Upland Software, Inc. 2014 Equity Incentive Plan. The RSU awards vest in twelve equal quarterly installments, provided the named executive officer continues to be a service provider to the Company on the applicable date.
(5)    The amount reported reflects shares of common stock underlying an RSU award granted under the Upland Software, Inc. 2014 Equity Incentive Plan. The RSU award vests as follows: (i) 29.56% of the shares vest on November 16, 2022; (ii) 12.10% of the shares vest on March 16, 2023; and (iii) the remaining units vest in seven equal quarterly installments starting on June 16, 2023 and ending on December 16, 2024, provided the named executive officer continues to be a service provider to the Company on the applicable date.

2022 Outstanding Equity Awards At Fiscal Year-End
The following table provides information about outstanding equity awards held by each of our named executive officers at December 31, 2022.

	Number of shares or units of stock that have not vested(1) (#)		Market value of shares or units of stock that have not vested(1) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Name
John T. (Jack) McDonald	20,479	(2)	146,015
	62,500	(3)	445,625
	91,667	(4)	653,586
				46,875	(5)	334,219

Michael D. Hill	22,500	(6)	160,425
	45,000	(7)	320,850
	64,167	(8)	457,511

Kin Gill	9,167	(9)	65,361
	18,334	(10)	130,721
	45,833	(11)	326,789

Daniel Doman	27,502	(12)	196,089
	38,740	(13)	276,216
	45,833	(14)	326,789
Ian
Ian Burk	—		—

Rodney C. Favaron	—		—

(1)    Market value calculated using the closing price of our common stock as of December 30, 2022 of $7.13.
(2)    Represents the remaining unvested RSUs of an original award of 61,437 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2021 and ending on December 16, 2023, subject to Mr. McDonald continuing to be a service provider to the Company on each applicable date.
(3)    Represents the remaining unvested RSUs of an original award of 93,750 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2022 and ending on December 16, 2024, subject to Mr. McDonald continuing to be a service provider to the Company on each applicable date.
(4)    Represents the remaining unvested RSUs of an original award of 100,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on December 16, 2022 and ending on September 16, 2025, subject to Mr. McDonald continuing to be a service provider to the Company on each applicable date.
(5)    The number of PSUs reported is based on achievement of threshold performance. The market value was calculated using the closing price of our common stock as of December 30, 2022 of $7.13. 0% to 300% of these TSR performance PSUs may vest on June 30, 2023 based on the Company’s TSR for the 18-month period ending June 30, 2023. The percentage of TSR Performance PSUs that may vest will be (a) 0% if TSR is below 5%; (b) 50% if TSR is 5%; (c) 100% if TSR is 10%; and (d) 300% if TSR is 20% or greater. If TSR is between 5% and 10% or between 10% and 20%, the percentage of TSR Performance RSUs that may vest is determined using linear interpolation, provided the Mr. McDonald continues to be a service provider to the Company on the applicable date.
(6)    Represents the remaining RSUs of an original award of 67,500 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2021 and ending on December 16, 2023, subject to Mr. Hill continuing to be a service provider to the Company on each applicable date.
(7)    Represents the remaining RSUs of an original award of 67,500 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2022 and ending on December 16, 2024, subject to Mr. Hill continuing to be a service provider to he Company on each applicable date.
(8)    Represents the remaining RSUs of an original award of 70,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on December 16, 2022 and ending on September 16, 2025, subject to Mr. Hill continuing to be a service provider to he Company on each applicable date.
(9)    Represents the remaining RSUs of an original award of 27,500 RSUs that vest pursuant to the following vesting schedule: (i) 29.56% of the shares vest on the 8-month anniversary of November 16, 2021; (ii) 12.10% of the shares vest on the 12-month anniversary of March 16, 2022;

and (iii) the remaining units vest in seven equal quarterly installments starting on June 16, 2022 and ending on December 16, 2023, subject to Mr. Gill continuing to be a service provider to the Company on each applicable date.
(10)    Represents the remaining RSUs of an original award of 27,500 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2022 and ending on December 16, 2024, subject to Mr. Gill continuing to be a service provider to the Company on each applicable date.
(11)    Represents the remaining RSUs of an original award of 50,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on December 16, 2022 and ending on September 16, 2025, subject to Mr. Gill continuing to be a service provider to the Company on each applicable date.
(12)    Represents the remaining unvested RSUs of an original award of 55,000 RSUs that vest pursuant to the following vesting schedule: 33.33% on June 16, 2022 and then eight equal quarterly installments starting on September 16, 2022 and ending on June 16, 2024, subject to Mr. Doman continuing to be a service provider to the Company on each applicable vesting date.
(13)    Represents the remaining RSUs of an original award of 55,000 RSUs that vest pursuant to the following vesting schedule: (i) 29.56% of the shares vest on the 8-month anniversary of March 16, 2022; (ii) 12.10% of the shares vest on the 12-month anniversary of March 16, 2022; and (iii) the remaining units vest in seven equal quarterly installments starting on June 16, 2023 and ending on December 16, 2024, subject to Mr. Doman continuing to be a service provider to the Company on each applicable date.
(14)    Represents the remaining RSUs of an original award of 50,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on December 16, 2022 and ending on September 16, 2025, subject to Mr. Doman continuing to be a service provider to he Company on each applicable date.
Option Exercises and Restricted Stock or Restricted Stock Unit Vesting During Fiscal Year 2022
The following table sets forth certain information with respect to the exercise of stock options and the vesting of restricted stock or RSUs awards held by our named executive officer in fiscal year 2022.

	Stock Award
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. (Jack) McDonald	82,161	947,891
Michael D. Hill	75,833	882,231
Kin Gill	31,870	335,990
Daniel Doman	47,925	495,630
Ian Burk	32,123	298,550
Rodney C. Favaron	112,502	1,491,026

Executive Employment and Other Arrangements
A summary of our current at-will employment agreements with our named executive officers and other arrangements with our named executive officers providing for potential employment termination-based compensation is set forth below.
John T. (Jack) McDonald. Mr. McDonald is party to an employment agreement with us dated March 28, 2017, as amended on March 13, 2019 and on November 12, 2020. This employment agreement has no specific term and constitutes at-will employment. Mr. McDonald’s employment agreement provides for a base salary of $325,000, which is his current salary rate, subject to annual review and adjustment by the Board. Mr. McDonald is also eligible to receive employee benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which is set at 100% of his then-current base salary. On March 13, 2019, Mr. McDonald and the Company entered into Amendment #1 to this employment agreement to increase his target bonus to 200%, with 25% being based upon our achievement of Adjusted EBITDA targets and 75% being based upon the achievement of acquisition targets. Payment of any bonus to Mr. McDonald is subject to approval by our Board.
We have granted Mr. McDonald RSUs vesting over a period of time pursuant to RSU award agreements which provide for vesting over a period of time.
Michael D. Hill. Mr. Hill is party to an employment agreement with us dated March 28, 2017, as amended on March 13, 2019 and on November 12, 2020. Mr. Hill’s employment has no specific term and constitutes at-will employment. Mr. Hill’s employment agreement, as amended, provides for a base salary of $300,000, subject to annual review and adjustment by the Board. Mr. Hill is also eligible to receive employee benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which is set at 125% of his base salary, with 50% being based upon our achievement of Adjusted EBITDA targets and 50% being based upon the achievement of acquisition targets.

We have granted Mr. Hill RSUs vesting over a period of time pursuant to RSU award agreements, which provide for vesting over a period of time.
Kin Gill. Mr. Gill is party to an employment agreement with us dated January 12, 2022. Mr. Gill’s employment has no specific term and constitutes at-will employment. Mr. Gill’s employment agreement, as amended, provides for a base salary of $300,000, subject to annual review and adjustment by the Board. Mr. Gill is also eligible to receive employee benefits that are substantially similar to those of our other employees. His target bonus was set at 50% of Mr. Gill’s current base salary, with 50% being based upon our achievement of Adjusted EBITDA targets and 50% being based upon the achievement of acquisition targets.
We have granted Mr. Gill RSUs vesting over a period of time, pursuant to RSU award agreements, which provide for vesting over a period of time.
Daniel Doman. Mr. Doman is party to an employment agreement with us dated November 1, 2022. Mr. Doman’s employment has no specific term and constitutes at-will employment. Mr. Doman’s employment agreement, provides for a base salary of $300,000, subject to annual review and adjustment by the Board. Mr. Doman is also eligible to receive employee benefits that are substantially similar to those of our other employees. His target bonus was set at 50% of Mr. Doman’s current base salary, with 50% being based upon our achievement of Adjusted EBITDA targets and 50% being based upon the achievement of acquisition targets.
We have granted Mr. Doman RSUs vesting over a period of time, pursuant to RSU award agreements, which provide for vesting over a period of time.
Ian Burk. Mr. Burk was a party to an employment agreement with us dated November 1, 2022. Mr. Burk’s employment had no specific term and constituted at-will employment. Mr. Burk’s employment agreement provided for a base salary of $300,000, subject to annual review and adjustment by the Board. Mr. Burk was also eligible to receive employee benefits that were substantially similar to those of our other employees. His target bonus was set at 50% of his current base salary, with 50% being based upon our achievement of Adjusted EBITDA targets and 50% being based upon the achievement of acquisition targets.
We granted Mr. Burk RSUs vesting over a period of time, pursuant to RSU award agreements, which provided for vesting over a period of time. Since Mr. Burk ceased to be an employee on December 31, 2022, his unvested RSUs were forfeited on December 31, 2022.
Rodney C. Favaron. Mr. Favaron was party to an employment agreement with us dated March 1, 2020, as amended on November 12, 2020. Mr. Favaron’s employment had no specific term and constituted at-will employment. Mr. Favaron’s employment agreement provided for a base salary of $325,000, subject to annual review and adjustment by the Board. Mr. Favaron was also eligible to receive employee benefits that were substantially similar to those of our other employees. His target bonus was set at 100% of his then-current base salary. His employment agreement designated his bonus as 50% based upon our achievement of Adjusted EBITDA targets and 50% based upon the achievement of acquisition targets.
We granted Mr. Favaron RSUs vesting over a period of time, pursuant to RSU award agreements, which provide for vesting over a period of time. Since Mr. Favaron ceased to be a service provider on September 30, 2022, his unvested RSUs were forfeited on September 30, 2022.
Potential Payments upon Termination or Change in Control
The information below describes certain compensation that would have become payable to our named executive officers, other than Messrs. Burk and Favaron, under existing plans and contractual arrangements assuming a termination of employment and change of control of the Company had occurred on December 31, 2022 and based upon a price of $7.13 per share for our common stock, which was the closing price on NASDAQ on December 30, 2022 (the last trading day of 2022), given the named executive officers’ compensation and service levels as of such date. Messrs. Burk and Favaron terminated service with us in 2022 and did not receive any severance or other termination payments or benefits in connection with their terminations. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. As of December 31, 2022, we have cash severance arrangements for our named executive officers, partial acceleration of unvested equity awards, acceleration of unvested awards upon death or Disability, as well as “double trigger” vesting acceleration for equity awards of all named executive officers, each as described below.

Cash Severance Payments
As described above under “Executive Employment and Other Arrangements” we entered into an employment agreement with each of our named executive officers. Under these agreements if the named executive officer is terminated for any reason other than “cause” or resigns for “good reason” we will be obligated to pay him as severance (i) earned but unpaid bonus, (ii) 100% of his then current monthly base salary for 12 months, and (iii) reimburse him for any health care benefit continuation premiums for a period of 12 months, provided he timely elects continuation of coverage under COBRA or applicable state law; provided further, that such COBRA premium reimbursements shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees.
Death or Disability
All equity awards contain provisions that accelerate the vesting of outstanding unvested awards upon the death or permanent disability of the holder. These provisions are generally applicable to all of our employees, including executive officers.
Acceleration of Equity Awards upon Termination without Cause or Resignation with Good Reason
The equity grant agreements with our named executive officers provide that if a named executive officer leaves for good reason or is terminated other than for cause (as each is defined in that named executive officer’s employment agreement) prior to completion of the vesting schedule the named executive shall vest in enough additional units or shares as is necessary so that the total vested units or shares equals the amount that would have vested as of the termination date assuming the vesting over thirty-six equal monthly installments starting on January 1 of the year of grant. This means that our named executive officers may receive no additional vesting, or up to two months of additional vesting, upon a termination without cause or a resignation for good reason.
Double Trigger Vesting Acceleration of Equity Awards
The equity award agreements with Messrs. McDonald, Favaron, Hill and Gill provide for “double trigger” vesting acceleration of unvested awards, such that the vesting with respect to 100% of their outstanding and unvested awards will be accelerated in the event of their termination without cause or resignation with good reason in connection with change of control (as each is defined in the applicable equity grant documentation with such named executive officers).
Definitions
For purposes of each named executive’s equity grant documentation and employment agreement:
“Cause” means (i) Executive’s willful failure to perform the duties and obligations of executive’s position with the Company; (ii) any material act of personal dishonesty, fraud or misrepresentation taken by executive which was intended to result in substantial gain or personal enrichment of executive at the expense of the Company; (iii) executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (iv) executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as executive did not know of the felony and did not willfully violate the law); or (v) executive’s material breach of the terms of that executive’s employment agreement or proprietary information agreement.
“Good Reason” means, (i) without executive’s consent, a material reduction of executive's duties or responsibilities relative to executive’s duties or responsibilities as in effect immediately prior to such reduction; provided, however, any reduction in executive's duties or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity shall not constitute Good Reason; (ii) without executive’s written consent, a material reduction in the base salary of executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without executive's consent, a material reduction by the Company in the kind or level of employee benefits to which executive was entitled immediately prior to such reduction, with the result that executive's overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company or (iv) without executive’s consent, his relocation to a facility or a location more than twenty-five (25) miles from his present working locations. Good Reason shall not exist unless executive provides (i) notice to the Company within ninety (90) days of the initial existence of the condition triggering Good Reason and (ii) the Company the opportunity of at least thirty (30) days to cure such condition.
For purposes of each named executive’s equity documentation:
“Change in Control” generally means, (i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (for purposes of this definition, a “Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Internal Revenue Code Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
Potential Payments
The table below estimates payments and benefits that would have become payable to our named executive officers, other than Mr. Favaron and Mr. Burk, under the existing plans and contractual arrangements assuming a termination of employment and change of control of the Company had occurred on December 31, 2022 and based upon a price of $7.13 per share for our common stock, which was the closing price on NASDAQ on December 30, 2022 (the last trading day of 2022), give the named executive officers' compensation and service levels as of such date.

Name	Severance Payments upon Termination without Cause or Resignation for Good Reason(1) ($)	Acceleration of Equity Awards upon Termination without Cause or Resignation for Good Reason in Connection with a Change of Control ($)	Acceleration of Equity Awards upon Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control ($)	Acceleration of Equity Awards upon Death or Disability ($)
John T. (Jack) McDonald	995,654	1,913,663	—	1,913,663
Michael D. Hill	689,934	938,786	—	938,786
Kin Gill	470,654	522,871	—	522,871
Daniel Doman	456,583	799,095	—	799,095
(1) Includes earned but unpaid bonus as of December 31, 2022, assuming performance at target levels, continued salary payments for 12 months and reimbursement for health care benefit continuation premiums for 12 months.

CEO Pay Ratio
Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

As determined in accordance with SEC rules, the 2022 annual total compensation was $8,330,437 for our CEO as reported in the Summary Compensation Table and $78,470 for our median employee, and the ratio of these amounts is $106.16 to $1.
As permitted by SEC rules, to identify our median employee, we elected to use the annual total cash compensation of each employee as of the end of 2022. For these purposes, annual total cash compensation included annual salary or hourly wages, 2022 grants of RSUs (grant date “fair value” per ASC 718), 2022 bonus earned, commissions paid, and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records with all foreign currencies converted to U.S. dollars. All amounts were annualized for permanent employees who did not work for the entire year.
We identified our median employee from 1,302 full-time and part-time workers who were included as employees on our payroll records during 2022. As permitted by SEC rules, we excluded from the population of employees eight employees located in Israel when making this determination. Except for the employees excluded on the basis of the de minimis exception for foreign employees, we did not exclude any other employees pursuant to any other permitted exclusion.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2022, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (1)
Equity compensation plans approved by stockholders	154,321	$11.19	631,776
Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	154,321	$11.19	631,776
(1)    Pursuant to the terms of the 2014 Plan, the number of shares available for issuance under the 2014 Plan will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year, or (ii) such number of shares determined by the Board.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
In accordance with the SEC’s Pay Versus Performance (“PvP”) rules, below is the required tabular disclosure for the Principal Executive Officer (“PEO”) and the average NEO (excluding the PEO) for reporting years 2020, 2021 and 2022.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO(2) ($)	Compensation Actually Paid to PEO(1)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(4) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(5) ($)	Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)	Net Loss ($, in millions)	Adjusted EBITDA ($, in millions)
2022	8,330,437	1,666,533	2,023,148	571,224	20.0	132.8	68.4	97.1
2021	9,090,588	(33,614)	4,395,365	1,078,429	50.2	206.8	58.2	96.7
2020	8,626,209	10,369,020	5,125,166	5,742,921	128.5	150.0	51.2	99.9

(1) The PEO in all three reporting years is John T. (Jack) McDonald. The NEOs in the 2022 reporting year are: Michael D. Hill, Kin Gill, Daniel Doman, Ian Burk and Rodney C. Favaron. The NEOs in the 2021 reporting year are: Michael D. Hill, Kin Gill and Rodney C. Favaron. The NEOs in the 2020 reporting year are: Michael D. Hill, Rodney C. Favaron and Tim Mattox.
(2) The dollar amounts reported are the amounts of total compensation reported for Mr. McDonald for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). Refer to “Executive Compensation — 2022 Summary Compensation Table.”
(3) The dollar amounts reported represent the amount of compensation actually paid (“CAP”) to Mr. McDonald, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. McDonald during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following “Pay Versus Performance Calculation Detail” table displays the adjustments made to Mr. McDonald’s total compensation for each year to determine the CAP.

(4) The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO) in the “Total” column of the SCT in each applicable year.
(5) The dollar amounts reported represent the average amount of CAP to the NEOs as a group (excluding the PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the applicable PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following “Pay Versus Performance Calculation Detail” table displays the adjustments made to the NEOs’ (excluding the applicable PEO) total compensation for each year to determine the CAP.
(6) Represents the year-over-year value, as of the end of the applicable fiscal year, of a hypothetical initial investment of $100 made on December 31, 2019 in the Company. The Company has not paid any cash dividends and, therefore, the Cumulative TSR calculation on its Common Stock is based solely upon stock price appreciation or depreciation and does not include any reinvestment of cash dividends.
(7) Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Nasdaq Computer Technology Index.
Pay Versus Performance Calculation Detail

	PEO			NEO AVERAGE
	2022	2021	2020	2022	2021	2020

Summary Compensation Table Total	$8,330,437	$9,090,588	$8,626,209	$2,023,148	$4,395,365	$5,125,166
Less: Reported Fair Value of Equity Awards(a)	$(7,749,375)	$(8,319,184)	$(8,035,196)	$(1,724,570)	$(3,989,417)	$(5,056,500)
Add: Year-End Fair Value of Equity Awards Granted in the Year and Remain Unvested	$1,132,023	$744,002	$8,502,148	$367,775	$982,933	$3,824,243
Add: Change in Fair Value of Equity Awards Granted in Prior Years and Remain Unvested	$(221,378)	$(617,667)	$610,800	$(127,923)	$(776,423)	$254,500
Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	$439,625	$746,243	$769,776	$247,244	$945,402	$1,636,069
Add: Changes in Fair Value of Equity Awards Granted in Prior Years that vested in the Year	$(264,799)	$(1,677,596)	$(104,717)	$(214,450)	$(479,431)	$(40,557)
Compensation Actually Paid	$1,666,533	$(33,614)	$10,369,020	$571,224	$1,078,429	$5,742,921
(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the SCT for the applicable year. Refer to “Executive Compensation — 2022 Summary Compensation Table.”

Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Adjusted EBITDA
•Relative TSR (the Company’s TSR as compared to a peer group established by the Compensation Committee)

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable and at-risk pay philosophy, with a significant portion of our named executive officer’ pay tied to our stock price performance, which is reflected in the CAP amounts shown in the tables above and below. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Cumulative TSR

The amount of compensation actually paid to Mr. McDonald and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDonald) is aligned with the Company’s cumulative TSR for the years ended December 31, 2020, 2021 and 2022. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Mr. McDonald and to the other NEOs is comprised of equity awards.

Compensation Actually Paid (CAP) vs Company TSR
$16,000,000
$8,000,000
$—
$(8,000,000)
$240.00
$160.00
$80.00
$—
$128.51
$50.24
$19.97
2020
2021
2022
PEO
NEOs Avg
Indexed TSR

Compensation Actually Paid and Net Loss

The amount of compensation actually paid to Mr. McDonald and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDonald) is generally aligned with the Company’s net income for the years ended December 31, 2020, 2021 and 2022. While the Company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is correlated with the measure Adjusted EBITDA, which the company utilizes when setting goals in the Company’s short-term incentive compensation program and the performance-based RSUs that are awarded to the NEOs.
The following graph sets forth the amount of compensation actually paid to Mr. McDonald, the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDonald) and the Company’s net loss for the years ended December 31, 2020, 2021 and 2022.

Compensation Actually Paid (CAP) vs Net Loss
$16,000,000
$8,000,000
$—
$(8,000,000)
$(48.00)
$(56.00)
$(64.00)
$(72.00)
$(51.20)
$(58.20)
$(68.40)
2020
2021
2022
PEO
NEOs Avg
Net Loss (in millions)

Compensation Actually Paid and Adjusted EBITDA

The amount of compensation actually paid to Mr. McDonald and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDonald) is generally aligned with the Company’s Adjusted EBITDA for the years ended December 31, 2020, 2021 and 2022. As described above, Adjusted EBITDA is defined as net income (loss), calculated in accordance with GAAP, adjusted for depreciation and amortization expense, net interest expense, loss on debt extinguishment, net other expense, benefit from income taxes, stock-based compensation expense, acquisition-related expense, purchase accounting deferred revenue discount and impairment of goodwill. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to Company performance. The Company utilizes Adjusted EBITDA when setting goals in the Company’s short-term incentive compensation program, as well as for setting goals for the performance-based RSUs that are awarded to the NEOs.
The following graph sets forth the amount of compensation actually paid to Mr. McDonald, the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDonald) and the Company’s Adjusted EBITDA for the years ended December 31, 2020, 2021 and 2022.

Compensation Actually Paid (CAP) vs Adjusted EBITDA
$16,000,000
$8,000,000
$—
$(8,000,000)
$103.20
$100.80
$98.40
$96.00
$99.90
$96.70
$97.10
2020
2021
2022
PEO
NEOs Avg
Adjusted EBITDA (in millions)

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The Company’s cumulative TSR from December 31, 2019 to December 31, 2022 was (80)% while the cumulative TSR of the peer group presented for this purpose, the Nasdaq Computer Technology Index, was 33% over the same period. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation – Compensation Discussion and Analysis.”
The following graph sets forth the Company’s cumulative TSR and the cumulative TSR of the Company’s peer group from December 31, 2019 to December 31, 2022.

Cumulative TSR of the Company vs Cumulative TSR of the Peer Group
$300
$200
$100
$—
$100
$100
$150
$129
$207
$50.24
$133
$19.97
2019
2020
2021
2022
Company Cumulative TSR
Peer Group TSR

AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Upland under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Audit Committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by our Board. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
In connection with the 2022 audit, the Audit Committee has:
•reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 with Ernst & Young, LLP, the Company’s independent registered public accounting firm;
•discussed with Ernst & Young, LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and approved by the SEC; and
•received from and discussed with Ernst & Young, LLP the written disclosures and the letter from Ernst & Young, LLP required by the PCAOB regarding Ernst & Young, LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young, LLP the firm’s independence from the Company and considered whether Ernst & Young, LLP’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence from Company.
Based on the review and discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Ernst & Young, LLP.
The members of the Audit Committee have been determined to be independent in accordance with the requirements of the Nasdaq listing standards and the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.
Respectfully submitted on , 2023, by the members of the Audit Committee of the Board:

Stephen E. Courter (Chair)
David D. May
Teresa Miles Walsh
David Chung

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young, LLP (“EY”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending December 31, 2023.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for 2023. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Upland and our stockholders. Representatives of EY are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to appropriate questions.
Fees Paid to Ernst & Young, LLP
The following table sets forth the fees paid to our independent registered public accounting firm for the years ended December 31, 2022 and 2021.
Audit and Non-Audit Fees

	Years Ended
	2022	2021
Audit Fees (1)	$1,630,000	$1,375,056
Audit-Related Fees(2)	81,000	8,145
Tax Fees(3)	1,319,325	676,095
All Other Fees	—	—
Total	$3,030,325	$2,059,296
(1)    Audit fees relate to professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K, quarterly review of financial statements in our Quarterly Reports on Form 10-Q and include audit support for new acquisitions.
(2)    Audit-related fees represent services that were provided in connection with registration statements for procedures related to the issuance of consents and comfort letters.
(3) Tax fees in 2022 relate to non-recurring technical fees associated with technical tax advice and international tax planning as well as tax compliance and tax return preparation services.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm
We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that our Audit Committee approve the audit and non-audit services and related budget in advance, and that our Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of our Audit Committee. In accordance with this policy, our Audit Committee pre-approved all services to be performed by our independent registered public accounting firm.
Vote Required
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting.
Recommendation of the Board
The Board recommends that you vote “FOR” ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
Our Compensation Committee and our Board believe that our compensation program for our named executive officers, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our goals of linking our executive compensation with our performance. Our Compensation Committee and our Board believe that the executive compensation program is rational and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders, and enables us to support, attract and retain the best talent and support a high-performance culture by rewarding excellence and achievement.
This proposal gives you as a stockholder the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution:
“RESOLVED, that the Company’s compensation program for named executive officers, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”
Because this vote is advisory, it will not be binding upon our Board or our Compensation Committee. However, our Compensation Committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
Vote Required
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Three requires a “FOR” vote from a majority of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy as a single class and voting at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation of our Board of Directors
Our Board recommends that you vote “FOR” approval of the advisory vote on the compensation of our named executive officers.

PROPOSAL FOUR: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50 MILLION TO 75 MILLION

Under Article IV of our Certificate of Incorporation, the total number of shares of all classes of capital stock that the Company is authorized to issue is 55,000,000 shares (the “Shares”), consisting of (i) 50,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of which 115,000 shares have been designated as Series A Preferred Stock. Our Board of Directors has determined that it is advisable to amend Article IV of our Certificate of Incorporation to increase (1) the authorized number of shares from 55,000,000 to 80,000,000 and (2) the authorized number of shares of our Common Stock from 50,000,000 to 75,000,000 and recommends that our stockholders approve an amendment to our Certificate of Incorporation to effect the proposed increases.

A form of the Second Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), which reflects the proposed amendments contemplated by this Proposal Four, is attached to this Proxy Statement as Appendix A. This description of the proposed amendment is a summary and is qualified by the full text of the Restated Certificate of Incorporation. You should read Appendix A in its entirety before making a decision as to how to vote your shares in connection with Proposal Four. Further, the text of the proposed amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board deems necessary and advisable to effect the proposed amendment to our Certificate of Incorporation. If approved by our stockholders, we intend to file the amendment with the Secretary of State of Delaware as soon as practicable following the Annual Meeting, and the amendment will be effective upon filing. If this proposal is not approved by our stockholders, our Certificate of Incorporation will continue as currently in effect.

Purpose of the Amendment

As of April 1, 2023 we had 50,000,000 authorized shares of Common Stock, of which 32,440,191 shares were issued and outstanding. Of the remaining 17,559,809 authorized shares of Common Stock, 6,752,038 shares are reserved for issuance upon the conversion of outstanding shares of Series A Preferred Stock, and 2,823,414 shares are reserved for issuance upon the exercise of issued and outstanding equity awards under our 2014 Plan. Accordingly, based on the foregoing, as of April 1, 2023 there are approximately 604,717 shares of our authorized Common Stock unreserved and available for future issuance.

Our Board believes it is in the best interest of our Company to increase the number of authorized shares of our Common Stock to give us greater flexibility in considering and planning for future potential business needs, public offerings or private placements of our Common Stock for capital raising purposes and issuances of our Common Stock in connection with collaborations, acquisitions or in-licenses of assets, or other strategic transactions. We do not currently have any definitive agreements or arrangements to issue any of the proposed additional authorized shares of Common Stock that will become available for issuance if this proposal is approved and the proposed amendment is effected. Having the additional authorized shares of Common Stock available will also help to provide appropriate equity incentives to assist in the recruitment and retention of employees.

Potential Adverse Effects

We have not proposed the increase in the number of authorized shares of Common Stock with the purpose or intention of using the additional authorized shares for anti-takeover purposes, such as to oppose a hostile takeover attempt or to delay or prevent a change in control of the Company that our Board does not support, but we could use the additional shares for such purpose. The proposed amendment, if effected, will increase the number of authorized but unissued shares of our Common Stock, and, subject to compliance with law and the listing rules of Nasdaq, our Board could issue, without further stockholder approval, the additional shares of Common Stock available as a result of such increase in one or more transactions that could make it more difficult for a party to effect a takeover or change in control of the Company that our Board does not support. For example, our Board could issue additional shares without further stockholder approval (subject to compliance with law and the listing rules of the Nasdaq Stock Market) so as to dilute the stock ownership or voting rights of persons seeking to obtain control of our Board or of the Company in a transaction that our Board does not support, including in a transaction in which a person is offering a premium to our stockholders for their shares of our Common Stock over then current market prices. The proposed amendment has been prompted by business and financial considerations described above under the header, “Purpose of the Amendment” and not by the threat of any known or threatened hostile takeover attempt, however, stockholders should be aware that by potentially discouraging initiation of any such unsolicited takeover attempts, the proposed amendment may limit the opportunity for our stockholders to receive a premium for their shares over then current market prices generally available in such takeover attempts.

Additionally, the issuance of additional shares of Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power.

Risks of Not Approving This Proposal

If the stockholders do not approve this proposal, notwithstanding approval for this Proposal Four, we will continue to have 50,000,000 authorized shares of Common Stock. This could adversely impact our ability to pursue opportunities in which shares of our Common Stock could be issued that our Board may determine would otherwise be in the best interest of the Company and our stockholders, including financing and strategic transaction opportunities and employee recruitment and retention purposes, as described above under the header, “Purpose of the Amendment.”

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Four requires a “FOR” vote from a majority of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of our Board of Directors

Our Board recommends that you vote “FOR” approval of Proposal Four.

PROPOSAL FIVE: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF THE COMPANY FROM PERSONAL LIABILITY UNDER CERTAIN CIRCUMSTANCES AS ALLOWED BY DELAWARE LAW

The Board has determined that it is advisable to amend our Certificate of Incorporation to authorize the exculpation of certain officers of the Company as allowed by Delaware law.

Article IX of our Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporation Law. Effective August 1, 2022, the State of Delaware, which is the Company’s state of incorporation, enacted legislation that permits Delaware corporations to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend Article IX of our Certificate of Incorporation to authorize exculpating certain of our officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

A form of the Restated Certificate of Incorporation, which reflects the proposed amendments contemplated by this Proposal Five, is attached to this Proxy Statement as Appendix A. This description of the proposed amendment is a summary and is qualified by the full text of the Restated Certificate of Incorporation. You should read Appendix A in its entirety before making a decision as to how to vote your shares in connection with Proposal Five. Further, the text of the proposed amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board deems necessary and advisable to effect the proposed amendment to our Certificate of Incorporation. If approved by our stockholders, we intend to file the amendment with the Secretary of State of Delaware as soon as practicable following the Annual Meeting, and the amendment will be effective upon filing. If this proposal is not approved by our stockholders, our Certificate of Incorporation will continue as currently in effect.

The Board believes it is appropriate to provide protection to certain of our officers to the fullest extent permitted by Delaware law. The proposed amendment will more generally align the protections available to our officers with those available to our directors. The Board expects its peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, and failing to adopt the amendment could impact our recruitment and retention of officers. The proposed amendment would enable such officers to exercise their business judgment in furtherance of the interests of the Company and its stockholders without the potential for distraction posed by the risk of personal liability. Accordingly, the Board believes that the proposal to extend exculpation to certain officers is fair and in the best interests of the Company and its stockholders.

The proposed amendment to our Certificate of Incorporation is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer.

If the Company’s stockholders approve the proposed amendment to authorize the exculpation of certain officers of the Company, as allowed by Delaware law, the amendment will be effective immediately upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained. If not approved by the Company’s stockholders, the amendment will not be filed with the Secretary of State of the State of Delaware and will not become effective, and our Certificate of Incorporation will remain unchanged.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Five requires a “FOR” vote from a majority of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of our Board of Directors

Our Board recommends that you vote “FOR” approval of Proposal Five.

PROPOSAL SIX: ISSUANCE PROPOSAL

On July 14, 2022, we entered into the Purchase Agreement with the Purchaser, an affiliate of HGGC, LLC, pursuant to which we agreed to issue and sell 115,000 shares (“Series A Preferred Shares”) of Series A Convertible Preferred Stock at a price of $1,000.00 per share (the “Initial Liquidation Preference”) for an aggregate purchase price of $115.0 million (the “Investment”).

The Conversion Price (as defined below) is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions).

In connection with the Investment, we agreed to seek the approval of our stockholders for the issuance of shares of Common Stock upon conversion of Series A Preferred Shares (the “Conversion Shares”) in excess of 19.9% of the outstanding shares of Common Stock, including any additional shares of Common Stock issuable upon conversion of the Series A Preferred Shares as a result of the anti-dilution adjustments discussed herein.

Purchase Agreement

On August 23, 2022 (the “Closing Date”), the closing of the Investment (the “Closing”) occurred, and the Series A Preferred Stock was issued to the Purchaser. In connection with the issuance of the Series A Preferred Stock, the Company incurred direct and incremental expenses comprised of transaction fees, and financial advisory and legal expenses (the “Series A Preferred Stock Issuance Costs”), which reduced the carrying value of the Series A Preferred Stock. As of December 31, 2022, the Series A Preferred Stock Issuance Costs totaled $4.6 million. Cumulative preferred dividends accrue quarterly on the Series A Preferred Stock at a rate of 4.5% per year within the first seven years after the Closing Date regardless of whether declared or assets are legally available for the payment. Such dividends shall accrue and compound quarterly in arrears from the date of issuance of the Series A Preferred Shares. The dividend rate will increase to 7.0% on August 23, 2029. The Series A Preferred Stock had accrued unpaid dividends of $ $3.2 million as of April 1, 2023.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Purchaser. The Purchase Agreement obligates us to indemnify the Investors and various related parties for certain losses including those resulting from (i) any misrepresentation or breach of any representation or warranty made by us, (ii) any breach of any obligation of ours and (iii) certain claims by third parties.

Contemporaneous with the Closing Date, the Company and the Purchaser entered into a Registration Rights Agreement (the “Registration Rights Agreement”) and the Company filed a Certificate of Designation setting out the powers, designations, preferences, and other rights of the Series A Preferred Stock with the Secretary of State of the State of Delaware in connection with the Closing. Pursuant to the Registration Rights Agreement, the Purchaser has certain customary registration rights with respect to any shares of Series A Preferred Stock or the common stock of the Company issuable upon conversion of the Series A Preferred Stock, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggy back rights.

Series A Preferred Shares

The terms of the Series A Preferred Shares are as set forth in a Certificate of Designation, which was filed with the Secretary of State for the State of Delaware on August 23, 2022. The Certificate of Designation was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 23, 2022, and is incorporated herein by reference. The Series A Preferred Shares are convertible into the Conversion Shares at the election of the Holder at any time at an initial conversion price of $17.50 per share (as adjusted from time to time, the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock distribution, stock splits, stock combination and the like, and subject to price-based anti-dilution adjustment in the event of any issuances of our Common Stock, or securities convertible, exercisable or exchangeable for our Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions).

We may redeem all or any of the Series A Preferred Stock for cash at any time after August 23, 2029 at a price equal to 105% of the Liquidation Preference plus accrued and unpaid dividends to, but excluding, the redemption date. Upon a “Fundamental Change” (involving a change of control as further described in the Certificate of Designation), each Holder shall have the right to require the Company to redeem all or any part of the Holder’s Series A Preferred Stock for an amount equal to greater of (i) the sum of 105% of the Liquidation Preference and a customary make-whole amount, and (ii) the amount that such

Holder would have received had such Holder, immediately prior to such “Fundamental Change,” converted the Holder’s Series A Preferred Stock into Common Stock, without regard to the Issuance Limitation.

The Series A Preferred Stock issued at the Closing have the powers, designations, preferences, and other rights set forth in the Certificate of Designation. The Holders will be entitled to dividends (i) at the rate of 4.5% per annum until but excluding August 23, 2029, and (ii) at the rate of 7% per annum on and after August 23, 2029, subject to an increase of 2% in certain specified circumstances. The Holders are also entitled to fully participate in any dividends or other distributions declared or paid on the Common Stock on an as-converted basis. Dividends will be payable quarterly in arrears, and may be paid, at the Company’s option, in cash or by increasing the Liquidation Preference of each share of Series A Preferred Stock by the amount of the applicable dividend. The Company’s ability to pay cash dividends is subject to the restrictions under its existing credit agreement. The Series A Preferred Stock will rank senior to the Common Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up (“Liquidation”) dissolution of the Company, on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock with respect to distribution rights and rights upon Liquidation, junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series A Preferred Stock with respect to distribution rights and rights upon Liquidation and junior in right of payment to the Company’s existing and future indebtedness. Upon a Liquidation, each share of Series A Preferred Stock would be entitled to receive an amount equal to (i) the Initial Liquidation Preference, plus (ii) any accrued and unpaid dividends on such share of Series A Preferred Stock to, but excluding, the date of payment of such amounts (the “Liquidation Preference”).

Notwithstanding the foregoing, our ability to settle conversions and make dividend make-whole payments using shares of Common Stock is subject to certain limitations set forth in the Certificate of Designation, including a limit on the number of shares that may be issued until the time, if any, that our stockholders have approved the issuance of more than 19.9% of our outstanding shares of Common Stock in accordance with the Nasdaq Listing Rules (the “Nasdaq Stockholder Approval”). We agreed to seek stockholder approval of these matters at a meeting. The Annual Meeting is being held and this Issuance Proposal is being submitted to our stockholders in order to obtain the Nasdaq Stockholder Approval. Further, the Certificate of Designation contains a certain beneficial ownership limitations after giving effect to the issuance of shares of Common Stock issuable upon conversion of, or as part of any dividend make-whole payment under, the Certificate of Designation.

The Holders generally will be entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) on an as-converted basis; provided, however, that the Holders shall not be entitled to vote on this Issuance Proposal pursuant to Nasdaq Listing Rule 5635.

Additionally, subject to certain exceptions, the consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock (the “Majority Holders”) will be required for so long as shares representing 25% of the Series A Preferred Stock outstanding as of the Closing remain outstanding for, among other things, (i) amendments to the Company’s Certificate of Incorporation, the Certificate of Designation or the Company’s Bylaws that adversely affect the rights, preferences and privileges or powers, or otherwise amend the terms, of the Series A Preferred Stock, (ii) any increase or decrease of the authorized number of shares of Series A Preferred Stock, (iii) any issuances of shares of (a) any class or series of the Company’s stock (other than the Series A Preferred Stock), the terms of which would result in such class or series ranking equally with the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon the distribution of assets upon the Company’s liquidation, dissolution or winding up, (b) any class or series of the Company’s stock, the terms of which would result in such class or series ranking senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up, or (c) other securities or equity interests that would have or that do have preferences or relative, participating, option, special or other rights senior to or on parity with the Series A Preferred Stock, (iv) the creation of securities having preferences or relative, participating, option, special or other rights senior to or on parity with, the Series A Preferred Stock, (v) the Company to redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Company, subject to certain exceptions, (vi) the Company to enter into a transaction with an affiliate of the Company or any of its subsidiaries that is material to the Company and its subsidiaries, (vii) the Company to incur, assume, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money or issue any debt securities or any rights to acquire any debt securities, subject to certain exceptions, (viii) any action to deregister the Common Stock under Section 12 of the Exchange Act or delist the Common Stock from the Nasdaq, or (ix) any dissolution, liquidation, bankruptcy or winding up of the Company. In addition, any action that would adversely affect the rights of any Holder of Series A Preferred Stock in a manner disproportionate to the other Holders of Series A Preferred Stock will require the consent of such affected Holder.

We are subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition and investment transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designation), distributions or redemptions, and the transfer of assets, among other matters.

Effect of Issuance of Securities

The potential issuance of the Conversion Shares and any additional shares of Common Stock issued pursuant to the anti-dilution provisions contained in the Certificate of Designation would result in an increase in the number of shares of Common Stock outstanding. As a result, our stockholders would incur dilution of their percentage ownership to the extent that the investors convert their Series A Preferred Shares, or to the extent that additional shares of Common Stock are issued pursuant to the anti-dilution terms of the Series A Preferred Shares. Because of potential adjustments to the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares to be issued in connection with the Investment, the exact magnitude of the dilutive effect of the Series A Preferred Shares cannot be conclusively determined. However, the dilutive effect may be material to our current stockholders.

Proposal to Approve Issuance of Shares Upon Conversion of Series A Preferred Stock

Nasdaq Listing Rule 5635(b)

Pursuant to Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities that will result in a change of control of a listed company, which for purposes of Nasdaq Listing Rule 5635(b) is generally deemed to occur when an investor or investor group acquires or has the right to acquire 20% or more of a company’s outstanding common stock or voting power and such ownership or voting power would be the largest ownership position. Stockholders should note that a “change of control” as described under Nasdaq Listing Rule 5635(b) applies only with respect to the application of such rule and does not constitute a “change of control” for purposes of Delaware law, the Company’s organizational documents or any other purpose.

Nasdaq Listing Rule 5635(d)

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock), which equals 20% or more of the Common Stock or 20% or more of the voting power outstanding immediately prior to the issuance. In connection with the Investment, the 20% threshold is determined based on the shares of our Common Stock outstanding immediately preceding the execution of the Purchase Agreement, which was signed on July 14, 2022. Stockholder approval was not required for us to enter into the Purchase Agreement and issue the shares of Series A Preferred Stock.

Immediately prior to the execution the Purchase Agreement, we had 32,857,110 shares of Common Stock outstanding (as determined pursuant to the Nasdaq rules). Pursuant to the Purchase Agreement, we are seeking stockholder approval under Nasdaq Listing Rule 5635(d) for the sale, issuance or potential issuance by us of our Common Stock (or securities convertible into or exercisable for our Common Stock) in excess of 6,571,422 shares, which is 20% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement, including, without limitation, as a result of the anti-dilution feature of the Series A Preferred Shares.

Future issuances of securities in connection with the Investment, if any, may cause a significant reduction in the percentage interests of our current stockholders in voting power, any liquidation value, our book and market value, and any future earnings. Further, the issuance or resale of Common Stock issued to the holders of Series A Preferred Stock could cause the market price of our Common Stock to decline. In addition to the foregoing, the increase in the number of issued shares of Common Stock in connection with the Investment may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of us. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Strategic Rationale for the Investment

During the first half of 2022 our management team came to the conclusion that, although we were cash flow positive and had no liquidity issues, we needed to raise additional capital in order to drive further growth of our business. After extensive efforts to raise capital on more favorable terms, we believed that the Investment was the most attractive financing alternative available to us at the time. We intend to use the proceeds from the Investment to make strategic acquisitions that are accretive to our results. Because of the Investment, we now have access to strategic and operational support from HGGC, which we believe will strengthen our go-to-market capability. We believe HGGC has a proven track record of building value in the software sector through deploying capital and partnering with management teams to enhance customer value and drive growth, both organically and through acquisitions. We are actively seeking acquisition opportunities to deploy the capital raised from the Investment.

Potential Consequences if the Issuance Proposal is Not Approved

If our stockholders do not approve this proposal, we will not be able to issue more than 20% of our outstanding shares of Common Stock to the holders of shares of Series A Preferred Stock upon conversion. As a result, we may be unable to make the dividend payments due to the holders of the Series A Preferred Shares by increasing the Liquidation Preference of the Series A Preferred Stock or issue sufficient shares upon conversion of the Series A Preferred Stock. If we are unable to make such payments in shares of our Common Stock, we will have to satisfy our dividend payment obligations by means of cash payments to the holders of Series A Preferred Stock. Although the Certificate of Designation provides for the use of our general basket under our existing credit agreement if we are unable to pay dividends by increasing the Liquidation Preference of the Series A Preferred Stock and certain other protections with respect to the negotiation of new credit agreements, we can provide no assurances that we will have sufficient cash to pay dividends on the Series A Preferred Stock for the entire time the Series A Preferred Stock is outstanding as there is no maturity date. If we are required to make dividend payments in cash, our liquidity would be significantly impacted as it would reduce the amount of cash available for other expenditures. Furthermore, if we are unable to pay dividends by increasing the Liquidation Preference of the Series A Preferred Stock, we may be required to seek an amendment to the terms of our credit facility, and the holders of the shares of Series A Preferred Stock would have certain approval rights over any such amendment.

Further Information

The terms of the Purchase Agreement and the Certificate of Designation are only briefly summarized above. For further information, please refer to the forms of the Purchase Agreement and the Certificate of Designation, which were filed with the SEC as exhibits to our Current Reports on Form 8-K filed on July 14, 2022 and August 23, 2022, respectively, and are incorporated herein by reference. The discussion herein is qualified in its entirety by reference to the filed documents.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Six requires a “FOR” vote from a majority of the shares of our Common Stock present or represented by proxy and voting at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

Our Board recommends that you vote “FOR” the Issuance Proposal.

OTHER MATTERS

Meeting Admission. You are entitled to attend the Annual Meeting only if you were an Upland stockholder at the close of business on , 2023, or hold a valid proxy for the Annual Meeting. If attending the meeting in person, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Broadridge (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” owners), in order to gain entry, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar.
Proxy Solicitation. Solicitation of proxies will be primarily by mail. We will bear the cost of soliciting proxies from stockholders.
In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our Common Stock for their reasonable expenses incurred in forwarding such materials.
Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage changes from telephone companies or internet service providers and these costs must be borne by the stockholder.
Inspector of Election. Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the Annual Meeting.
Stockholder List. Upland’s list of stockholders as of , 2023will be available for inspection for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 960-1031 to schedule an appointment.
2024 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2024 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section entitled “Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Standard Time) on . Any submissions received after this time and date will be considered untimely.
We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Nominating and Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement entitled “Corporate Governance—Director Nomination Procedures.”
In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2024 Annual Meeting must give notice to our Corporate Secretary between , 2024 and , 2024, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2024 Annual Meeting is held more than 30 days prior to or 60 days after the one-year anniversary of the 2023 Annual Meeting, then the stockholder notice must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting date and not later than the close of business on the later of (i) the 90th day prior to the 2023 Annual Meeting date or (ii) the tenth day following the day on which public announcement of the 2023 Annual Meeting date is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws were filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 4, 2020. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Communicating with Us. Visit our main Internet site at http://investor.uplandsoftware.com for information on our products and services, marketing programs, worldwide locations, customer support, and job listings. Our Investor Relations site at http://investor.uplandsoftware.com/default.aspx contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information, and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.
If you would like to contact us, call our Investor Relations department at (512) 960-1031, or send correspondence to Upland Software, Inc., Attn: Investor Relations, 401 Congress Avenue, Suite 1850, Austin, Texas 78701.
If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement entitled “Corporate Governance—Communications with the Board of Directors.” You can also contact our Corporate Secretary at Upland Software, Inc., Attn: Corporate Secretary, 401 Congress Avenue, Suite 1850, Austin, Texas 78701 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Upland stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Annual Report or Proxy Statement mailed to you, please submit a request to our Corporate Secretary, Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701, or call our Investor Relations Department at (512) 960-1031, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Whether or not you plan to attend the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer and Chair
Austin, Texas
, 2023
Upland’s 2022 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Upland at 401 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations. The request must include a representation by the stockholder that as of , 2023, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and the exhibits thereto are also available at http://investor.uplandsoftware.com.

APPENDIX A

UPLAND SOFTWARE, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Upland Software, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The corporation was originally incorporated under the name of Silverback Acquisition Corporation, ~~and~~ the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 7, 2010 and the original Certificate of Incorporation was amended and restated on November 12, 2014.

B. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the corporation in accordance with Section 228 of the DGCL.

C. The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

Article I

The name of the corporation is Upland Software, Inc.

Article II

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is The Corporation Service Company.
Article III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Article IV

The total number of shares of stock that the corporation shall have authority to issue is ~~55,000,000~~ 80,000,000, consisting of the following:

~~50,000,000~~ 75,000,000 shares of Common Stock, par value $0.0001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders. There shall be no cumulative voting of the Common Stock of the corporation.

5,000,000 shares of Preferred Stock, par value $0.0001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article V

The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Effective upon the effective date of the corporation’s initial public offering (the “Effective Date”), the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director may be removed from office by the stockholders of the corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

Article VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

Article VII

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

Article VIII

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

Article IX

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the corporation, as applicable, shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article IX shall not eliminate or limit the liability of (a) a director or officer for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, (d) a director or officer for any transactions from which such director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director or officer of the corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article X

Subject to any provisions in the Bylaws of the corporation related to indemnification of directors or officers of the corporation, the corporation may indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation may be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
Article XI

Except as provided in Article IX and Article X above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Article IV, Article V, Article VI, Article VII, Article IX, Article X or this Article XI (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

IN WITNESS WHEREOF, Upland Software, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the corporation on this ~~12th~~ [●] day of ~~November 2014~~ [●] 2023.

By:

John T. McDonald
Chief Executive Officer and Chair

UPLAND SOFTWARE, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM ET on June 6, 2023. Have your proxy card in hand when accessing the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM ET on June 6, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13105-P89919

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UPLAND SOFTWARE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class III Director

Nominee:	**For**	**Withhold**
1a. John T. (Jack) McDonald	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date